UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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lululemon athletica inc.
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TO OUR STOCKHOLDERS:
We are pleased to invite you to attend the annual meeting of stockholders of lululemon athletica inc. on Wednesday, June 5, 2019, beginning at 8:00 a.m., Pacific Time. The annual meeting will be a completely virtual meeting of stockholders, which will be conducted solely via live webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2019. You also will be able to vote your shares electronically at the annual meeting.
We are excited to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our stockholders and the company. We believe hosting a virtual meeting helps enable greater stockholder attendance at the annual meeting by allowing stockholders that might not otherwise be able to travel to a physical meeting to attend online and participate from any location around the world.
Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "Notice and Access" rules. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2018 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2018 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
Your vote is important. Regardless of whether you plan to participate in the annual meeting online, we hope you will vote as soon as possible. You may vote by proxy over the Internet, telephone or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, telephone, or by written proxy, or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of, and continued interest in, lululemon.
Sincerely,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2019

You are invited to attend the 2019 annual meeting of the stockholders of lululemon athletica inc., a Delaware corporation. The meeting will be held on June 5, 2019, beginning at 8:00 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/lulu2019. The items of business for the meeting include:
1. To elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified;
2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2020;
3. To approve, on an advisory basis, the compensation of our named executive officers; and
4. To transact such other business as may properly come before the meeting.
Our board of directors recommends that you vote "FOR":

•	The election of the two Class III director nominees named in this proxy statement;

•	Proposal No. 2 (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2020); and

•	Proposal No. 3 (the approval, on an advisory basis, of the compensation of our named executive officers).

Stockholders of record at the close of business on April 10, 2019 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. In accordance with our bylaws, a list of those stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the office of the Corporate Secretary, lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia, beginning April 26, 2019. The list will also be available to stockholders of record during the annual meeting on the virtual meeting website.
We are pleased to continue using the U.S. Securities and Exchange Commission's "Notice and Access" delivery model allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery process will expedite stockholders' receipt of proxy materials and lower the costs and reduce the environmental impact of the annual meeting. On or about April 26, 2019, we intend to mail to our stockholders a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy statement and Annual Report to Stockholders for the fiscal year ended February 3, 2019, on how to vote online, and on how to access the virtual annual meeting and the stockholder list. This notice also provides instructions on how to receive a paper copy of the proxy materials by mail.

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All stockholders are invited to attend the annual meeting. The annual meeting will begin promptly at 8:00 a.m., Pacific Time. Online check-in will begin at 7:30 a.m., Pacific Time, and you should allow ample time for the online check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page. Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to ensure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

By order of the board of directors,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer
Vancouver, British Columbia
April 24, 2019

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LULULEMON ATHLETICA INC.
PROXY STATEMENT
2019 ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, JUNE 5, 2019
GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the annual meeting of stockholders to be held on Wednesday, June 5, 2019, at 8:00 a.m., Pacific Time. We are pleased to inform you that this year's meeting will again be a virtual meeting, which will be conducted solely via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2019. We expect to first make this proxy statement available, together with our Annual Report for the fiscal year ended February 3, 2019, to stockholders on or about April 26, 2019.
Our principal offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.

Virtual Annual Meeting
Our board of directors considers the appropriate format for our annual meeting of stockholders on an annual basis. We are pleased to embrace the latest technology to provide expanded access, improved communication, and cost savings for our stockholders and lululemon. Our current virtual format allows stockholders to submit questions and comments and to vote during the meeting. We believe the virtual meeting format allows our stockholders to engage with us no matter where they live in the world, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We are able to reach a base of stockholders that is broader than just those who can afford to travel to an in-person meeting in Vancouver, British Columbia. We believe these benefits of a virtual meeting allow our stockholders to have robust engagement with lululemon, and is in the best interests of our stockholders.
Internet Availability of Annual Meeting Materials
Under rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.
We intend to mail the notice on or about April 26, 2019 to all stockholders of record entitled to vote at the annual meeting.
Who May Vote
Only persons who are holders of record of our common stock or our special voting stock at the close of business on April 10, 2019, which is the record date, will be entitled to notice of and to vote at the annual meeting. On the record date, 122,889,357 shares of common stock and 7,380,860 shares of special voting stock were issued and outstanding. Each share of common stock is entitled to one vote at the annual meeting and each share of special voting stock is entitled to one vote at the annual meeting. Holders of common stock and special voting stock will vote together as a single class on all matters that come before the annual meeting. Accordingly, throughout this proxy statement we refer generally to our outstanding common stock and special voting stock together as our "common stock."
What Constitutes a Quorum
Stockholders may not take action at the annual meeting unless there is a quorum present at the meeting. Stockholders participating in the virtual meeting are considered to be attending the meeting "in person." The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will each be counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder's vote by checking the "abstain" box on the proxy card, or similarly elects to abstain via the Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.

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Vote Required
Proposal No. 1: A nominee for director will be elected to the board if the votes cast for the nominee's election exceed the votes cast against that nominee's election at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the election and we do not have cumulative voting in the election of directors.
Proposal No. 2: The selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 3: The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Voting Process
Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the annual meeting in accordance with the directions given. In the absence of directions, these shares will be voted "FOR" the election of the two Class III director nominees named in this proxy statement, and "FOR" Proposals No. 2 and No. 3.
We do not expect any other matters to be brought before the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to those matters.
The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the holder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet or telephone, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a notice with instructions on how to access proxy materials as well as how you may instruct your bank or brokerage firm how to vote your shares.
Voting on the Internet
You can vote your shares via the Internet by following the instructions in the notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet in advance of the annual meeting even if you plan to attend the annual meeting.
Voting by Mail
You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as "proxies," to vote your shares at the annual meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the annual meeting.
Voting by Telephone
You can vote your shares by telephone. Instructions are included with your notice. If you vote by telephone, you do not need to complete and mail your proxy card.
Attendance and Voting at the Annual Meeting
Most of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "stockholder of record." As the stockholder of record, you have the right to grant your voting proxy directly to lululemon or to a third party, or to vote your shares during the meeting. If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in "street name"), you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, or to vote your shares during the annual meeting.

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Revocation
If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the annual meeting by delivering to the Corporate Secretary of lululemon athletica inc. a written notice of revocation or a duly executed proxy bearing a later date or by voting your shares electronically at the annual meeting. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares. Simply attending the annual meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.
Householding
The SEC permits companies to send a single notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2018 Annual Report, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our 2018 Annual Report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the notice, our 2018 Annual Report and this proxy statement. The broker will arrange for delivery of a separate copy of the notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Solicitation of Proxies
We pay the cost of soliciting proxies for the annual meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. We have also retained Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $8,500 plus reasonable out-of-pocket expenses. Stockholders are requested to return their proxies without delay.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified board of directors currently consisting of ten directors, including three Class I directors, four Class II directors, and three Class III directors, who will serve until the annual meetings of stockholders to be held in 2020, 2021 and 2019, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation or removal. One of our current Class III directors, Robert Bensoussan, will not stand for re-election at the annual meeting. Accordingly, effective as of the 2019 annual meeting, our board of directors will consist of nine directors, including three Class I directors, four Class II directors, and two Class III directors.
At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. The term of the Class III directors will expire on the date of the upcoming annual meeting and two people are to be elected to serve as Class III directors of our board of directors at the annual meeting. Based on all information available to the Nominating and Governance Committee of our board of directors and relevant considerations, including the guidelines, criteria and procedures for identifying and evaluating candidates for election to the board of directors included in our "Guidelines for Evaluating Director Candidates," the Nominating and Governance Committee selected Kathryn Henry and Jon McNeill, each of whom is a current Class III director, as the candidates who, in the view of the Nominating and Governance Committee, are most suited for membership on our board of directors at this time. Accordingly, the Nominating and Governance Committee recommended, and our board of directors nominated Ms. Henry and Mr. McNeill as nominees for election as Class III directors. If elected, Ms. Henry and Mr. McNeill will serve as Class III directors until our annual meeting of stockholders in 2022 and until their successors are duly elected and qualified, or until their earlier resignation or removal.
Our board of directors has no reason to believe that either of the nominees listed above will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.
Class III Director Nominees for Election at the 2019 Annual Meeting of Stockholders
Kathryn Henry has been a member of our board of directors since January 2016. Since 2015, Ms. Henry has served as a strategic advisor and independent consultant for retail and technology companies, in addition to venture capital, investment and consulting firms seeking executive level guidance. Ms. Henry previously served as Chief Information Officer, Logistics & Distribution at lululemon from 2010 to 2014. In her role, Ms. Henry oversaw all global IT, distribution and logistics operations for the company. Prior to joining lululemon in 2010, Ms. Henry worked at The Gap, Inc., where she served as Vice President and Chief Information Officer of International IT and Gap North America and was responsible for the systems support of key international growth initiatives. Our board of directors believes Ms. Henry's strategic IT and retail experience as well as her experience with lululemon provides valuable insight to our board of directors.
Jon McNeill has been a member of our board of directors since April 2016. Mr. McNeill has served as Chief Operating Officer of Lyft, Inc. since March 2018. He previously served as President, Global Sales, Delivery and Service of Tesla Inc., overseeing customer-facing operations, from September 2015 to February 2018. Prior to joining Tesla, Inc., he was the CEO of Enservio, Inc., a software company, from 2006 until 2015, and founder of multiple technology and retail companies including TruMotion, Sterling, First Notice Systems, and Trek Bicycle Stores, Inc.. Mr. McNeill began his career at Bain & Company. He is a graduate of Northwestern University. Our board of directors believes his executive experience and innovative and entrepreneurial attributes provide valuable insight to our board of directors and are aligned with our unique culture.
Vote Required and Board Recommendation
If a quorum is present, a nominee for director will be elected to the board of directors if the votes cast for the nominee's election exceed the votes cast against that nominee's election. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote by the inspector of elections, the board of directors will determine whether to accept the director's resignation. Abstentions and broker non-votes will have no effect on the outcome of the election.
Our board of directors unanimously recommends a vote "FOR" the election of the two Class III director nominees named above.

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CORPORATE GOVERNANCE
Our Board of Directors
The following table states the name, age as of April 2, 2019, and principal occupation of each of our current directors (including the nominees for Class III directors to be elected at this meeting), and the period during which each has served as a director of lululemon.

Name	Age	Occupation	Director Since
Class I directors (whose terms expire at the 2020 annual meeting)
Michael Casey	73	Retired Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation	2007
Glenn Murphy	57	Founder and CEO of FIS Holdings	2017
David M. Mussafer	55	Managing Partner of Advent International Corporation	2014

Class II directors (whose terms expire at the 2021 annual meeting)
Calvin McDonald	47	Chief Executive Officer of lululemon athletica inc.	2018
Martha A.M. Morfitt	61	Principal of River Rock Partners Inc.	2008
Tricia Patrick	38	Managing Director of Advent International Corporation	2017
Emily White	40	President of Anthos Capital	2011

Class III directors (whose terms expire and who are nominees for election at the 2019 annual meeting)
Kathryn Henry	53	Strategic Advisor and Independent Consultant	2016
Jon McNeill	51	Chief Operating Officer, Lyft, Inc.	2016
Class III director (whose term expires at the 2019 annual meeting)
Robert Bensoussan	60	Director of Sirius Equity LLP	2013
The following is brief biographical description of each person who is currently a member of our board of directors:
Class I directors (whose terms expire at the 2020 annual meeting)
Michael Casey has been a member of our board of directors since October 2007 and served as Co-Chairman of the Board from September 2014 to April 2017 and as Chairman of the Board from May 2014 to September 2014. He retired from Starbucks Corporation in October 2007, where he had served as senior vice president and CFO from August 1995 to September 1997, and executive vice president, CFO and chief administrative officer from September 1997 to October 2007. Subsequent to retirement he served as a senior advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to January 2015. Prior to joining Starbucks, Mr. Casey was executive vice president and CFO for Family Restaurants, Inc. and president and CEO of El Torito Restaurants, Inc. He was also a member of the board of directors of The Nasdaq OMX Group, Inc. from January 2001 to May 2012. Mr. Casey graduated from Harvard College with an A.B. degree in Economics, cum laude, and Harvard Business School with an MBA degree. Our board of directors selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning, and public company corporate governance. Our board of directors believes his service on executive, audit, and compensation committees of other companies allows him to provide significant insight to our board of directors.
Glenn Murphy has been a member of our board of directors since April 2017 and has served as Non-Executive Chairman of the Board since August 2018. He served as Executive Chairman from February to August of 2018. He served as Co-Chairman of the Board from April 2017 to November 2017 and as Non-Executive Chairman of the Board from November 2017 to February 2018. He is the founder and CEO of FIS Holdings, a consumer-focused investment firm. Prior to FIS Holdings, Mr. Murphy served as chairman and chief executive officer at The Gap, Inc. from 2007 until 2014. Prior to that, Mr. Murphy served as the chairman and chief executive officer of Shoppers Drug Mart Corporation from 2001 to 2007. Prior to leading Shoppers Drug Mart, he served as the chief executive officer and president for the Retail Division of Chapters Inc. Mr. Murphy started his career at Loblaws where he spent 14 years, and he holds a B.A. degree from the University of Western Ontario. Our board of directors selected Mr. Murphy to serve as a director because they believe his extensive retail experience as a leading strategic operator will provide valuable insight to our board of directors.
David M. Mussafer initially joined our board in 2005 and served on the board until 2010. He re-joined our board of directors as Co-Chairman in September 2014 and has served as the Lead Director since November 2017. From September 2014 to November 2017, he served as Co-Chairman of the Board. Mr. Mussafer is currently Chairman and Managing Partner at Advent International Corporation, a global private equity firm. Mr. Mussafer joined Advent in 1990, has been a principal of the firm since 1993, and is a

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member of Advent's executive committee and board of directors. Mr. Mussafer holds a BSM, cum laude, from Tulane University and an MBA from the Wharton School of the University of Pennsylvania. Mr. Mussafer was appointed to the board of directors in connection with a support agreement which gave Advent a continuing right to designate one Class I nominee to the board of directors for so long as Advent owned at least 6.75% of our outstanding stock. Advent no longer has a right to designate a Class I director. Our board of directors believes his extensive experience enables him to provide valuable insights to the board of directors regarding board processes and operations as well as the relationship between the board of directors and stockholders.
Class II directors (whose terms expire at the 2021 annual meeting)
Calvin McDonald was appointed as Chief Executive Officer and a member of our board of directors of lululemon in August 2018. Prior to joining lululemon, Mr. McDonald served for five years as president and CEO of Sephora Americas, a division of the LVMH group of luxury brands. Prior to joining Sephora in 2013, Mr. McDonald spent two years as president and CEO of Sears Canada. Prior to his tenure at Sears Canada, Mr. McDonald spent 17 years at Loblaw Companies Limited, a grocery and pharmacy leader in Canada. Mr. McDonald has a MBA from the University of Toronto, and Bachelor of Science degree from the University of Western Ontario.
Martha A.M. (Marti) Morfitt has been a member of our board of directors since December 2008. She has served as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, since 2008. Ms. Morfitt served as the CEO of Airborne, Inc. from October 2009 to March 2012. She served as the president and CEO of CNS, Inc., a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was chief operating officer of CNS, Inc. Ms. Morfitt currently serves on the board of directors of Graco, Inc., a publicly-traded fluid handling systems and components company; and Mercer International Inc., a publicly traded forest products company with operations in Europe, North America, and Australia. She served on the board of directors of Life Time Fitness, Inc., a publicly traded operator of fitness and athletic centers from 2008 to 2015. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University. Our board of directors selected Ms. Morfitt to serve as director because she has extensive public board experience and years of leading and managing branded consumer business operations and strategic planning.
Tricia Patrick has been a member of our board of directors since August 2017. Ms. Patrick joined Advent International in 2016 as a managing director focusing on buyouts and growth equity investments in the retail, consumer and leisure sector. Prior to Advent, Ms. Patrick spent 15 years investing across both Bain Capital Private Equity and the Private Equity Group of Goldman, Sachs & Co. She has closed transactions across the retail, healthcare, business services, real estate and media sectors, as well as internationally. From 2012 to 2018, Ms. Patrick served on the board of Burlington Stores Inc., a publicly traded department store retailer; and she is currently on the board of First Watch Restaurants Inc. Ms. Patrick earned an A.B. in Biochemical Sciences cum laude from Harvard College and an MBA, with high distinction, as a Baker Scholar from Harvard Business School. Ms. Patrick was appointed to the board of directors in connection with a support agreement which gave Advent a right to designate two nominees to the board of directors for so long as Advent owned at least 10% of our outstanding common stock. Advent no longer has a right to designate a Class II director. Our board of directors believes Ms. Patrick's experience advising and investing in retail and consumer companies enables her to provide valuable and current insights to the board of directors.
Emily White has been a member of our board of directors since November 2011. She has served as president of Anthos Capital, a Venture and Growth Equity fund, since 2018. Prior to Anthos, Ms. White was the chief operating officer of Snapchat, Inc., a photo messaging application, from January 2014 to March 2015. Prior to joining Snapchat, Ms. White held several leadership roles at Facebook Inc., a social networking company, from 2010 to 2013 including director of local business operations, director of mobile business operations and head of business operations at Instagram. From 2001 to 2010, Ms. White worked at Google where she ran North American Online sales and operations, Asia Pacific & Latin America business and the emerging business channel. She currently serves on the board of directors of Zayo Group Holdings, Inc., a publicly traded communications infrastructure provider; and Graco, Inc., a publicly traded fluid handling systems and components company. She is also a board member of Honey Science, a privately held company in the couponing and ecommerce space, and an advisor and former board member of the National Center for Women in IT, a non-profit coalition working to increase the participation of girls and women in computing and technology. She received a BA in Art History from Vanderbilt University. Our board of directors selected Ms. White to serve as a director because of her extensive experience with social networking and technology companies, her understanding of the demographics in which our principal customers reside and the diversity in background and experience she provides to our board of directors.
Class III directors (whose terms expire and who are nominees for election at the 2019 annual meeting)
Kathryn Henry's biographical summary is included under "Proposal No. 1 - Election of Directors"
Jon McNeill's biographical summary is included under "Proposal No. 1 - Election of Directors"

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Class III director (whose term expires at the 2019 annual meeting)
Robert Bensoussan has been a member of our board of directors since January 2013. Since 2008, Mr. Bensoussan has been a director and the majority owner of Sirius Equity LLP, a UK company that invests in retail and brands based in the UK and Europe. From 2008 to April 2017, Mr. Bensoussan served on the board of LK Bennett, a UK fashion retailer, as chairman (both executive and non-executive), twice as interim CEO, and most recently as a non-executive director. He has also served as non-executive chairman of feelunique.com (UK) since December 2012. From 2001 to 2007, Mr. Bensoussan was CEO of Jimmy Choo Ltd, a privately held UK luxury shoe wholesaler and retailer and was also a member of the board of directors of Jimmy Choo Ltd from 2001 to 2011. Mr. Bensoussan serves on the boards of directors of Inter Parfums Inc., a publicly-traded manufacturer of fragrances and fragrance-related products; and Leo Holdings Corp, a publicly traded special purpose acquisition company. He is also on the board of directors of Zen Cars (Belgium), an electric car rental company; Eaglemoss (UK), a part-works publisher; and High Octane Ride (UK), Artificial Intelligence in at home fitness equipment. Our board of directors selected Mr. Bensoussan to serve as director because he has extensive executive management and director experience in the apparel, accessories and fragrances industry. Our board of directors believes his experience as chief executive officer and director of international branded luxury goods operations provides unique insight and vision to our board of directors.
Independence of the Board
The U.S. federal securities laws pertaining to corporate governance of publicly-traded companies and the Nasdaq listing standards require the board of directors to make an evaluation and determination as to the independence of members of the board of directors in accordance with the standards provided in U.S. federal law and the Nasdaq listing standards. The board of directors has reviewed the general definitions and criteria for determining the independence of directors, information provided by each director, other relevant facts and circumstances bearing on each director's ability to exercise independent judgment in carrying out the responsibilities of a director, any arrangements or understandings between any director and another person under which that director was selected as a director, and the recommendations of the Nominating and Governance Committee regarding the independence of our current directors. Based on this review, our board of directors has determined that the following current members of our board of directors are "independent" for the purposes of the Nasdaq listing standards as they relate to directors:

Robert Bensoussan	Jon McNeill	Tricia Patrick
Michael Casey	Martha A.M. Morfitt	Emily White
Kathryn Henry	David M. Mussafer
Calvin McDonald, our Chief Executive Officer, is not an independent director by virtue of his current employment with lululemon. Glenn Murphy, our Non-Executive Chairman of the Board (and former Executive Chairman), is not an independent director by virtue of his service as Executive Chairman of lululemon for part of 2018.
Executive Sessions
Non-management directors generally meet in an executive session without management present each time our board of directors holds its regularly scheduled meetings.
Committees and Meeting Attendance
Our board of directors has three standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by our board of directors. Copies of these charters are available on our website at www.lululemon.com. Our board of directors held eleven meetings of the full board of directors during fiscal 2018. Each of the standing committees of our board of directors held the number of meetings indicated below. During fiscal 2018, each of our directors attended at least 75% of the total number of meetings of our board of directors and the committees of our board of directors on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2018 annual meeting of stockholders.

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The following table shows the three standing committees of our board of directors, the members of each committee during fiscal 2018 and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Governance
Robert Bensoussan	Member		Member
Michael Casey	Member	Chair
Kathryn Henry	Member
Jon McNeill(1)			Member
Martha A.M. Morfitt	Chair	Member
David M. Mussafer			Chair
Tricia Patrick			Member
Emily White		Member
Number of meetings in fiscal 2018	9	7	5
(1) Mr. McNeill was a member of the Nominating and Governance Committee until June 5, 2018
Audit Committee
The Audit Committee is appointed by our board of directors to assist it in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and the audits of our financial statements as well as overseeing our risk assessment and risk management policies, procedures and practices. The Audit Committee's primary duties and responsibilities include:

•
Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for those services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Overseeing our financial risk assessment and risk management policies, procedures, and practices;

•	Overseeing our enterprise risk assessment and management policies, procedures and practices (including regarding those risks related to information security, cyber security, and data protection);

•	Reviewing and, if appropriate, approving any related party transactions;

•	Reviewing our code of business conduct and ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of the code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.
The current members of the Audit Committee are Martha A.M. Morfitt (Chair), Robert Bensoussan, Michael Casey, and Kathryn Henry. Our board of directors has determined that each of the members of the Audit Committee is "independent" for purposes of the Nasdaq listing requirements as they apply to audit committee members and that Mr. Casey and Ms. Morfitt qualify as "audit committee financial experts" under the rules of the SEC as they apply to audit committee members.
Compensation Committee
The Compensation Committee has been delegated authority by our board of directors to oversee all significant aspects of our compensation policies and programs, including:

•	Reviewing and approving the compensation and annual performance objectives and goals of our executive officers;

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•	Evaluating risks created by our compensation policies and practices and considering any reasonably likely effect of such risks;

•	Reviewing and recommending to our board of directors new executive compensation programs; and

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•	Reviewing and recommending to our board of directors proposed changes in director compensation.

Additional information concerning the Compensation Committee's processes and procedures for the consideration and determination of executive and director compensation (including the role of its independent compensation consultant, Willis Towers Watson, and executive officers in determining or recommending the amount or form of executive and director compensation) can be found in the Compensation Discussion and Analysis section of this proxy statement under the captions "Compensation Committee Duties and Responsibilities," "Role of the Independent Compensation Consultant," and "Role of Executive Officers in Executive Compensation."
The current members of the Compensation Committee are Michael Casey (Chair), Martha A.M. Morfitt, and Emily White. Our board of directors has determined that each of the members of the Compensation Committee is "independent" for purposes of the Nasdaq listing standards as the apply to compensation committee members.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for matters relating to:

•	The corporate governance of our company;

•	Identifying individuals qualified to become members of our board of directors or any of its committees;

•	Recommending nominees for election as directors at each stockholder meeting at which directors are to be elected; and

•	Recommending candidates to fill any vacancies on our board of directors or any of its committees
The current members of the Nominating and Governance Committee are David Mussafer (Chair), Robert Bensoussan and Tricia Patrick. Our board of directors has determined that each of the members of the Nominating and Governance Committee is "independent" for purposes of the Nasdaq listing standards as they apply to nominating committee members.
Director Nominations
The Nominating and Governance Committee considers recommendations for nominees from directors, officers, employees, stockholders, and others based upon each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in members of our board of directors. Nominees for our board of directors must be committed to enhancing long-term stockholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character, and integrity. Members of our board of directors are expected to understand our business and the industry in which we operate, regularly attend meetings of our board of directors and committee meetings, participate in meetings and decision-making processes in an objective and constructive manner, and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate to our board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. Once the Nominating and Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our board of directors, the Nominating and Governance Committee then considers the extent to which the membership of the candidate on our board of directors would promote diverse perspectives, backgrounds and experiences among the directors, including expertise and experience in a diversity of substantive matters pertaining to our business. However, our board of directors does not believe the subjective and varying nature of this nomination process lends itself to a formal policy or fixed rules with respect to the diversity of our board of directors.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee will evaluate director candidates in light of several factors, including the general criteria outlined above. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to our board of directors at an annual meeting of stockholders must do so in accordance with the process outlined in "Stockholder Proposals to be Presented at the 2020 Annual Meeting of Stockholders" section of this proxy statement and in compliance with our bylaws. Each submission must include: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by that stockholder as of the date of the submission and the time period for which those shares have been held; the derivative securities interests owned beneficially by that stockholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate's business experience for at least the previous five years; complete

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biographical information for the proposed candidate; a description of the proposed candidate's qualifications as a director; and any other information described in our bylaws and in our "Guidelines for Evaluating Director Candidates," which is available on our website at www.lululemon.com.
Board Structure
We have a classified board structure where board members are elected to three-year terms, such that generally every year only one-third of the directors are considered for election or re-election. We have had this board structure continuously since lululemon became a publicly traded company in 2007. Our board of directors believes the classified board structure has served lululemon and our stockholders well and continues to benefit our stockholders. We believe continuity in membership of our board of directors has assisted in consistent application of our practice of combining performance and leadership to achieve our goals.
Our board of directors also believes a classified board structure provides valuable stability and continuity of leadership for lululemon which is important to long-term stockholder value. With three-year terms, directors develop a deeper understanding of our business, values, competitive environment, and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the long-term best interest of stockholders. It also enhances the board's ability to make fundamental decisions that are best for lululemon and its stockholders, such as decisions on strategic transactions, significant capital commitments, and careful deployment of financial and other resources. Electing directors to three-year terms also enhances the independence of non-employee directors. It permits them to act independently and on behalf of all stockholders without worrying whether they will be re-nominated by the other members of the board each year. The longer term reduces the influence of special interest groups or significant stockholders who may have agendas contrary to the majority of stockholders and lululemon's own long-term goals. The board of directors believes the freedom to focus on the long-term interests of lululemon, instead of short-term results and the re-nomination process, leads to greater independence and better governance.
In addition, our board of directors believes the classified board structure can be a safeguard against a purchaser gaining control of lululemon without paying fair value. Because only one-third of the directors are elected at any annual meeting, a majority of the board of directors cannot be replaced at a single annual meeting. A classified board does not preclude a change in control of lululemon. It can, however, provide the board of directors more time and flexibility to evaluate the adequacy and fairness of proposed offers, to implement the optimal method of enhancing stockholder value, to protect stockholders against abusive tactics during a takeover process, and to negotiate the best terms for all stockholders, without the threat of imminent removal of a majority of board members. Our board of directors believes that without a classified board structure, its ability to deal with proposals it believes are unfair to lululemon's stockholders or inadequate would be significantly reduced.
Although our board of directors believes a classified board structure is best for lululemon and our stockholders at this time, our board of directors also believes board composition needs to be very responsive to the changing needs of lululemon, however rapid or long-term. Our board of directors evaluates and refreshes itself on a regular basis in an effort to ensure there is proper board composition to meet the current and long-term business needs of lululemon. The average length of service on our board of directors by our current board members is approximately five years, with a majority of the members of our board of directors having five years of service or less on our board. Our board of directors believes its approach toward board turnover has achieved the right balance between the need for continuity and the need for fresh perspectives on the board and continues to place lululemon's best interests and needs above any individual agenda.
Board Leadership Structure
Our board of directors believes that one of its most important functions is to protect stockholders' interests through independent oversight of management, including the Chief Executive Officer. However, our board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board and Chief Executive Officer. Our board of directors considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.
Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons because our board of directors determined that this structure aids in the oversight of management and was in the best interests of our company and our stockholders at this point in time. However, during 2018, Glenn Murphy served as Executive Chairman from February 2018 until August 2018, at which point our new Chief Executive Officer was appointed and Mr. Murphy became Non-Executive Chairman of the Board. The board of directors believed having Mr. Murphy serve as Executive Chairman during our search for a new Chief Executive Officer was essential to continuity in leadership.
Board and Committee Evaluations
The board of directors and each committee performs annual self-evaluations under the guidance of the Nominating and

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Governance Committee. In connection with these evaluations, each of the directors is requested to provide his or her assessment of the effectiveness of the board of directors and the committees on which he or she serves to the Nominating and Governance Committee. Generally these annual evaluations include peer evaluations.
Support Agreement and Board Nomination Rights
In 2014, we signed a support agreement with Dennis J. Wilson and Advent International Corporation that, subject to the satisfaction of specified ownership thresholds of our common stock and certain other conditions, gave each of Mr. Wilson and Advent certain rights to designate nominees for our board of directors.
Under this agreement, Advent was given the right to designate one person to be nominated as a Class I director and one person to be nominated as a Class II director for so long as Advent owned at least 10.0% of our common stock and did not take any contesting stockholder action regarding lululemon. Advent's right to designate a Class II director would terminate if its ownership fell below 10.0% but remained at least 6.75%, and its right to designate a Class I director would terminate if its ownership fell below 6.75%. Advent previously exercised its rights to designate Mr. Mussafer as a Class I director and Ms. Patrick as a Class II director. Since the time of our last annual meeting of stockholders, Advent's ownership of our common stock has fallen below 6.75% and, accordingly, Advent's rights to designate persons for election to our board have terminated. If Advent's ownership of our common stock falls below 2.0%, Mr. Mussafer and Ms. Patrick must tender their resignations from the board.
Also under this agreement, Mr. Wilson was given the right to designate one person to be nominated as a Class III director for so long as he owned at least 8.0% of our common stock and did not take any contesting stockholder action regarding lululemon. Mr. Wilson previously exercised his right to designate Ms. Henry for appointment to our board. Since the time of our last annual meeting of stockholders, our board of directors determined that Mr. Wilson failed to observe the requirements of the support agreement related to certain contesting stockholder actions and, accordingly, Mr. Wilson's right to designate a person for appointment or election to our board had terminated. In connection with this determination, Ms. Henry's conditional tender of her resignation as a director, which the board believed became effective as required under the support agreement, was not accepted by the board. Accordingly, the board determined that while Ms. Henry continues to serve on the board of directors, she is no longer serving as a designee of Mr. Wilson. The board notified Mr. Wilson of these matters and Mr. Wilson informed the board that he did not agree with the board's conclusions. As noted above under Proposal No. 1, our Nominating and Governance Committee has recommended, and our board has nominated, Ms. Henry for reelection as a Class III director for a term expiring at the annual meeting of stockholders to be held in 2022.

Communications with Directors
Stockholders may communicate with members of our board of directors by transmitting correspondence by mail, facsimile or email, addressed as follows:
Corporate Secretary
c/o lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Facsimile: (604) 874-6124
Email: investors@lululemon.com
The Corporate Secretary will, as he or she deems appropriate, forward communication to our board of directors or to any individual director, directors, or committee of our board of directors to whom the communication is directed.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of the officers, directors and employees of lululemon and our subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.
Say-on-Pay Advisory Vote on Executive Compensation
We provided stockholders a "say-on-pay" advisory vote on the compensation of our named executive officers at our 2018 annual meeting. At that meeting, stockholders expressed substantial support for the compensation of our named executive officers (who generally include our chief executive officer, chief financial officer and each of our next three most highly compensated executive

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officers during a particular fiscal year), with approximately 98% of the votes cast on the proposal voting for approval of the compensation of our named executive officers.
The Compensation Committee considered the results of the 2018 advisory say-on-pay vote when evaluating our compensation principles, design, and practices. The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in the Compensation Discussion and Analysis, including the Compensation Committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the Compensation Committee's independent consultant and a review of market practices for a comparative group of peers. While each of these factors bore weight on the Compensation Committee's decisions regarding the compensation arrangements of our named executive officers, the Compensation Committee did not make any changes to our executive compensation policies and practices as a direct result of the 2018 advisory say-on-pay vote.
Advisory Vote on the Frequency of Say-on-Pay Votes
We provided stockholders an opportunity to cast an advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials for future stockholder meetings at our 2017 annual meeting. Stockholders had the opportunity to recommend holding the advisory say-on-pay vote every year, every two years or every three years. At our 2017 annual meeting, stockholders holding a majority of the shares voting on this proposal preferred that we hold the advisory say-on-pay vote every year.
After considering the results of the 2017 advisory vote on the frequency of the say-on-pay votes and other factors it deemed relevant, the Compensation Committee believed this outcome conveyed our stockholders' support for holding an advisory vote on say-on-pay every year. Accordingly, our next say-on-pay advisory vote will be at this year's annual meeting.
The Dodd-Frank Act requires us to hold this advisory vote on the frequency of the advisory say-on-pay vote at least once every six years. Accordingly, our next advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials will be at the 2023 annual meeting.
Risk Oversight
In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for overseeing and assessing risk management policies and procedures designed to protect the company's assets and business. While our board of directors has the ultimate oversight responsibility for the risk management process, our board of directors has delegated to the Audit Committee the initial responsibility of overseeing the company's risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.
On a periodic basis, the Audit Committee reviews and discusses with the appropriate members of our finance team and our internal auditors the company's significant financial risk exposures and the steps that management has taken to monitor, control, and report those risks. In addition, the Audit Committee regularly evaluates the company's policies, procedures, and practices with respect to enterprise risk assessment and risk management (including those risks related to information security, cyber security, and data protection), including discussions with management about material risk exposures and the steps being taken to monitor, control, and report those risks. The Audit Committee reports its activities to the full board of directors on a regular basis and in that regard makes such recommendations to our board of directors with respect to risk assessment and management as it may deem necessary or appropriate.
On a periodic basis, the Compensation Committee reviews the various design elements of our compensation policies and practices to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers. The Compensation Committee reports its activities in this regard to the full board of directors and makes such recommendations to our board of directors with respect to our compensation policies and practices as it may deem necessary or appropriate.
Anti-Hedging Policy
Our insider trading policy prohibits our directors, officers and other employees from speculating in our stock, including trading in options, warrants, puts and calls, or similar derivative securities, selling lululemon stock short and participating in hedging transactions. Our policy also prohibits our directors, officers and certain other employees from pledging lululemon stock as collateral for a loan.
Compensation Committee Interlocks and Insider Participation
The three current members of the Compensation Committee, Michael Casey (Chair), Martha A.M. Morfitt, and Emily White, have never served as one of our officers or employees. None of our executive officers currently serves, or in fiscal 2018 served, as a

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member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.
Executive Officers
Our executive officers and their ages as of April 2, 2019, were as follows:

Name	Age	Position	Officer Since
Calvin McDonald	47	Chief Executive Officer	2018
Stuart Haselden	49	Chief Operating Officer and Executive Vice President, International	2015
Celeste Burgoyne	45	Executive Vice President, Americas and Global Guest Innovation	2016
Michelle (Sun) Choe	50	Chief Product Officer	2018
Patrick J. Guido	46	Chief Financial Officer	2018
Julie Averill	49	Executive Vice President, Chief Technology Officer	2017
Calvin McDonald's biographical summary is included under "Proposal No. 1. - Election of Directors".
Stuart Haselden has served as our Chief Operating Officer since May 2017. His role expanded to Executive Vice President, International to reflect his focus on growing our international business in March 2019. He served as our Chief Financial Officer from February 2015 until April 2018. Mr. Haselden's career spans more than 18 years of executive leadership at global apparel retailers, including J. Crew Group, Inc. and Saks Incorporated. Prior to joining lululemon, Mr. Haselden served as chief financial officer and executive vice president of J. Crew from 2012 to 2015 and also served as its principal accounting officer. From 2009 to 2012, Mr. Haselden served as J. Crew's senior vice president of finance and treasurer and served as vice president of financial planning & analysis from 2006 to 2009. Before joining J. Crew, Mr. Haselden served as the vice president of strategic planning for Saks Incorporated where he held a variety of positions from 1999 to 2005. Mr. Haselden serves on the advisory board of the School of Human Sciences at Auburn University. Mr. Haselden received a Bachelor's degree from Auburn University and an MBA from Tulane University.
Celeste Burgoyne has served as our Executive Vice President, Americas since December 2016. Her role expanded to include Global Guest Innovation in March 2019, as she will be driving global guest innovation. Ms. Burgoyne has been with lululemon since 2006 and prior to her most recent role, served as Senior Vice President, Retail, North America, where she was responsible for overseeing all Canadian and US retail. Prior to that, she held the positions of Vice President of Store Operations and General Manager of US Operations. Ms. Burgoyne started her career with Abercrombie & Fitch, where she held various positions during her 10 years with the company, including senior director of stores. Ms. Burgoyne holds a B.A. from the University of San Diego.
Michelle (Sun) Choe has served as our Chief Product Officer since September 2018, where she leads the merchandising and design teams for the company. She joined lululemon in 2016 as the Senior Vice President, Merchandising and has been instrumental in elevating merchandising capabilities, partnering with design leadership and innovation to deliver the lululemon vision to guests through best in class product assortments. Prior to joining lululemon, Ms. Choe served as chief global product merchant at Marc Jacobs and worked in multi-channel merchandising at brands including West Elm, Madewell, Urban Outfitters, Levi's and The Gap. Ms. Choe received her Bachelor's degree from the University of Maryland College Park.
Patrick J. Guido has served as our Chief Financial Officer since April 2018. Mr. Guido joined lululemon in April of 2018 with more than 15 years of experience leading finance functions for several Fortune 500 retail organizations. Most recently, Mr. Guido spent seven years at VF Corporation where he served as treasurer and vice president of corporate development. Previously, he held other finance and operating roles at The Home Depot, Inc. and Saks Incorporated. Mr. Guido received his MBA from Vanderbilt University, and holds a B.S. from Georgetown University.
Julie Averill has served as our Executive Vice President, Chief Technology Officer since May 2017. Prior to joining lululemon, Ms. Averill was at REI from 2014 to 2017, serving first as the VP, information technology, and then as the brand's first-ever chief information officer. Prior to REI, Ms. Averill spent over a decade driving innovation within Nordstrom's technology platforms, holding several key positions on its IT leadership team. Ms. Averill has a degree in Computer Science from Seattle Pacific University and an MBA from the University of Washington.

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PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending February 2, 2020. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of lululemon and our stockholders.
Fees for Professional Services
The following table shows the aggregate fees billed or expected to be billed to lululemon for fiscal 2018 and fiscal 2017 by PwC:

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$1,052,436	$811,694
Audit-Related Fees(2)	133,722	42,530
Tax Fees(3)	—	—
All Other Fees(4)	—	—
 __________

(1)
Audit fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including consent procedures in connection with public filings.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under audit fees.

(3)
Tax fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All other fees consist of fees for products and services other than the services reported above.
The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee Chair is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.
None of the services related to Audit-Related Fees, Tax Fees, or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set under applicable rules of the SEC.
 Vote Required and Board Recommendation
If a quorum is present, the selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2020.

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REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees lululemon's financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee also evaluates lululemon's policies, procedures and practices with respect to enterprise risk assessment and risk management (including those risks related to information security, cyber security, and data protection), including discussions with management about material risk exposures and steps being taken to monitor, control, and report such risks.
The Audit Committee consists of four directors, each of whom, in the judgment of our board of directors, is an "independent director" for purposes of the Nasdaq listing standards as they apply to audit committee members. The Audit Committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is available on our website at www.lululemon.com.
The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communication with Audit Committees. The Audit Committee has met with our independent registered public accounting firm, with and without management present, to discuss the overall scope of its audit, the results of its examinations, and the overall quality of lululemon's financial reporting.
The Audit Committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the firm and lululemon that might bear on the auditors' independence, as required by the applicable requirements of the PCAOB, and has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that lululemon's audited financial statements be included in lululemon's Annual Report on Form 10-K for the fiscal year ended February 3, 2019.

AUDIT COMMITTEE

Martha A.M. Morfitt (Chair)
Robert Bensoussan
Michael Casey
Kathryn Henry

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PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The guiding principles of our compensation policies and decisions include aligning each executive's compensation with our business strategy and the interests of our stockholders and providing incentives we believe are needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our financial performance results as well as other performance factors that measure our progress against the goals of our strategic and operating plans.
We encourage you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and our board of directors believe our compensation design and practices are effective in implementing our compensation philosophy.
We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers under Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the annual meeting:

•
That the compensation of the named executive officers, as disclosed in this proxy statement (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure that accompany the compensation tables), is hereby approved.

Vote Required and Board Recommendation
If a quorum is present, the compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes our executive compensation program for fiscal 2018 and certain elements of the fiscal 2019 program for certain of our executive officers (as outlined in the table below), to whom we refer to as "named executive officers".
The intent of this section is to provide a fulsome discussion of our compensation policies and practices, and related corporate governance. This way, shareholders can take confidence in our approach to executive compensation, including how compensation programs are linked to financial performance, and how compensation practices contribute to lululemon's culture. Further details are included in the summary compensation tables in this proxy statement, and in the CEO pay ratio disclosure.

Named Executive Officers	Title
Calvin McDonald	Chief Executive Officer
Stuart Haselden	Chief Operating Officer and Executive Vice President, International
Celeste Burgoyne	Executive Vice President, Americas and Global Guest Innovation
Michelle (Sun) Choe	Chief Product Officer
Patrick J. Guido	Chief Financial Officer
Julie Averill	Executive Vice President, Chief Technology Officer
Glenn Murphy(1)	Former Executive Chairman (current Non-Executive Chairman of the Board)
Laurent Potdevin(2)	Former Chief Executive Officer
(1) Mr. Murphy served as Executive Chairman until August 19, 2018.
(2) Mr. Potdevin served as Chief Executive Officer until February 2, 2018.

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Year in Review
Fiscal 2018 was a year of evolution and growth, both organizationally and financially, for lululemon.
In February 2018, we announced the departure of Laurent Potdevin, our former Chief Executive Officer. A transition plan was immediately implemented, which included Glenn Murphy taking on the role of Executive Chairman, and three senior leaders taking on additional responsibilities, reporting to Mr. Murphy. Celeste Burgoyne, Executive Vice President, Americas, oversaw all retail channel and brand-facing aspects of the global business, including stores and e-commerce, as well as brand marketing; Stuart Haselden, Chief Operating Officer, had responsibility for all operations related to finance, supply chain, people, and technology; and Michelle Choe, Senior Vice President of Merchandising, guided all aspects of product development, design, innovation and merchandising.
These senior leaders were selected based upon their contributions to lululemon's recent success, history of collaboration with one another, and strong relationships across the organization. During this transitional period, they demonstrated their ability to strengthen lululemon's culture and sustain its growth. Additionally, on April 30, 2018, we appointed Patrick J. Guido as our new Chief Financial Officer.
In August 2018, after what the board of directors believes was a thorough search process, we appointed Calvin McDonald as our new Chief Executive Officer. Mr. McDonald was recruited from a highly successful career in a high-growth retail business, and brought his consumer driven mindset, focus on people development, and organizational strategic alignment to his leadership of lululemon.
Financially, fiscal 2018 was a particularly strong year for our company. We grew net revenue 24%, and total comparable sales, which excludes the 53rd week of fiscal 2018, increased 18%. We leveraged strategic investments made across the enterprise over the last several years, while at the same time continuing to invest in our future. In addition, we surpassed several of our fiscal 2020 goals in fiscal 2018, two years ahead of schedule. These include achieving operating margin of 21.5%, gross margin of 55.2%, and e-commerce penetration of 26.1%. These outstanding results were reflected in our business performance and therefore in our fiscal 2018 annual bonus payout at 200%. We look forward to continuing strong momentum in fiscal 2019 fueled by product innovations, new store openings, remodels, and further enhancements to our e-commerce sites and supply chain.
Compensation Philosophy
lululemon is committed to a compensation strategy that supports our values and rewards exceptional performance. Our compensation policies with respect to our executive officers are based on the principles that compensation should be reflective of our financial performance (i.e., pay-for-performance), and that a significant portion of executive officers' compensation should be provided through long-term incentives. The Compensation Committee seeks to set compensation of our executive officers at sufficiently competitive levels so that we can attract, retain and motivate highly qualified executives who contribute to lululemon's success and are aligned with lululemon's entrepreneurial culture. In assessing the overall compensation for executive officers, the Compensation Committee generally considers our financial performance, relative stockholder returns and industry position, market compensation data, the individual executive officer's performance, awards given to our executive officers in past years, and the recommendations of our independent compensation consultant.
Compensation Elements and Mix
Our 2018 executive compensation program consisted of the following elements:

•	base salary;

•	annual incentive awards;

•	performance-based restricted stock unit awards;

•	stock options;

•	restricted stock unit awards;

•	retirement and health benefits; and

•	limited perquisites.
Our compensation program mix is heavily performance-based with 86% of our Chief Executive Officer's annual target compensation, and an average of 66% of the other named executive officers' annual target compensation, contingent upon the achievement of performance objectives and/or share price performance.

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	What We Do		What We Don't Do
☑	Align executive compensation with stockholder interests through a balance of short and long-term incentives and linked to our financial performance	☒	Permit hedging or pledging of company stock
☑	Set challenging performance goals for our annual incentive and performance-based restricted stock units	☒	Reprice stock options
☑	Set market-competitive stock ownership guidelines for the Chief Executive Officer, executive officers and non-employee directors	☒	Grant stock options at a discount to market price
☑	Use peer groups when establishing compensation	☒	Enter into employment agreements with multi-year terms
☑	Assess and mitigate undue risk in compensation programs	☒	Provide excessive benefits or perquisites
☑	Conduct an annual review of compensation programs and practices	☒	Provide single-trigger severance or permit golden parachute tax gross ups following a change in control
☑	Retain an independent compensation consultant	☒	Guarantee any portion of our annual incentive or performance-based restricted stock units
☑	Include clawback provisions in our cash and equity incentive plans
☑	Include double-trigger change in control provisions in equity awards
Compensation Committee Duties and Responsibilities
The Compensation Committee evaluates the pay of our executive officers with the goal of setting compensation opportunities at levels it believes are comparable with executives in other companies operating in the retail apparel industry or other retail industries that are generally of similar size and scope of operations. Based on this evaluation, the Compensation Committee is responsible for establishing target compensation opportunities for our executive officers, reviewing and approving our goals and objectives relating to the compensation of our executive officers, evaluating the performance of our executive officers in light of these goals and objectives, and determining the actual compensation levels, perquisites, and other benefits of our executive officers.

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The Compensation Committee is also charged with reviewing and recommending to our board of directors new or potential changes in executive compensation programs, evaluating our compensation policies and practices to determine whether they are properly coordinated and achieving their intended purposes, reviewing the various design elements of our compensation programs to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers, establishing and periodically reviewing policies for the administration of our executive compensation programs, and managing executive officer talent and succession planning.
In setting appropriate levels of compensation for our executive officers, the Compensation Committee may base its decisions on:

•	the performance evaluations, experience, responsibilities, and potential of each individual;

•	the recommendations of the Chief Executive Officer with respect to the other executive officers;

•	information provided to the Compensation Committee with respect to the compensation of similarly situated executives at other comparable companies;

•	the company's absolute and relative performance and achievement of strategic goals;

•	the business judgement of the members of the Compensation Committee; and

•	the advice of its independent compensation consultant.
Role of the Independent Compensation Consultant
The Compensation Committee has engaged Willis Towers Watson, or WTW, as its independent compensation consultant for matters related to executive officer and director compensation. WTW reports directly to the Compensation Committee and attends meetings as requested. Under the terms of its engagement, WTW is responsible for reviewing Committee meeting agendas and supporting materials, providing market data and recommendations regarding the compensation of our executive officers, advising on evolving trends and best practices in executive compensation and committee governance, assisting in the review and evaluation of our policies and practices, and reviewing the Compensation Discussion and Analysis disclosure in our proxy statement. WTW also provides advice to the Compensation Committee on director compensation.
During fiscal 2018, management engaged WTW for consulting services regarding retirement, job leveling, survey data services, and international compensation plans and policies. The Compensation Committee approved of this engagement, and the WTW team management engaged was separate from the team the Compensation Committee engaged. The aggregate fees paid to WTW for executive compensation-related services and all other services provided during fiscal 2018 were as follows:

Type of Fee	Fiscal 2018 Fees	Percentage of Fiscal 2018 Fees
Executive Compensation-Related Fees	$118,076	34%
All Other Fees	$230,400	66%
Total	$348,476	100%
The Compensation Committee reviewed its relationship with WTW, considered WTW's independence and the existence of potential conflicts of interest, and determined that the engagement of WTW did not raise any conflict of interest. In reaching this conclusion, the Compensation Committee considered various factors, including the six factors stated in the SEC and Nasdaq rules regarding compensation committee advisor independence (i.e., other services provided by the advisor's firm, fees as a percentage of firm revenue, any policies and procedures maintained by the advisory firm to prevent or mitigate potential conflicts of interest, any business or personal relationship of the compensation advisor with a member of the Compensation Committee, any company stock owned by the compensation advisor, and any business or personal relationship of the compensation advisor or the firm employing the advisor with an executive officer of lululemon).
Role of Executive Officers in Executive Compensation
Our non-employee directors set the Chief Executive Officer's compensation for the following year, based on the Board-wide performance assessment, which takes into account achievement of objectives, contribution to our financial performance, ethics and integrity, and other leadership attributes and accomplishments. For the other executive officers, the Chief Executive Officer provides a performance assessment and compensation recommendation to the Compensation Committee. The Compensation Committee also exercises its judgment based on each executive officer's achievement of objectives established between that executive officer and the Chief Executive Officer, and the executive's contribution to financial performance, ethics and integrity, and other leadership attributes and accomplishments. Our Senior Vice President, People and Culture supports the process and the Chief Executive Officer in his recommendations.

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Peer Group
At least annually, the Compensation Committee, with the assistance of its independent compensation consultant, reviews the peer group used for executive compensation comparisons to ensure it consists of companies the Compensation Committee believes are appropriate for comparison purposes. In selecting peer companies, the Compensation Committee aims to identify companies with characteristics similar to ours, including that they are in the retail apparel industry or other retail industries, have a strong consumer brand, are high growth, and are of a comparable size (based on revenue, operating income, and market capitalization, among others). Based on these criteria, the Compensation Committee selected the following companies for the 2018 peer group:

2018 Peer Group:
American Eagle Outfitters	Deckers Outdoor	PVH	Tiffany & Co.
Burberry	Gildan Activewear	The Buckle	Ulta Beauty
Chipotle Mexican Grill	Land's End	The Finish Line	Under Armour
Columbia Sportswear	Capri Holdings (formerly Michael Kors)	Tapestry, Inc (formerly Coach, Inc.)	Urban Outfitters
Following a review conducted in 2018 with the support of WTW, the Compensation Committee modified the peer group for fiscal 2019 to remove The Finish Line and The Buckle. Additionally, the Compensation Committee approved adding Recreational Equipment Inc, V.F. Corp, and L Brands for fiscal 2019.
Elements of Compensation
We have three elements of total direct compensation: base salary, annual cash incentive and long-term incentive awards, which are described below. We also provide limited other perquisites and standard retirement and benefit plans.
The table below describes the three elements of total direct compensation and the link to our business strategies.

Element	Purpose	How it Works	Link to Business Strategies
Base Salary	Provides base level of earnings throughout the year; considers a number of factors including responsibilities, experience, and historical performance.	Payable bi-weekly in arrears subject to deductions required by law or authorized by the executive.
Competitive base salaries support in attracting and retaining executive talent. Base salaries are generally targeted near the market median of base salaries of similarly situated executives at peer group companies.

Annual Cash Incentive	Rewards the achievement of financial, operational and strategic goals, as well as individual annual performance objectives.	Generally awarded in the form of performance-based cash awards and payable based on the achievement of corporate performance goals established by the Compensation Committee.	Performance metrics and incentive targets are set at the beginning of the fiscal year and align with our financial goals. Performance metrics include operating income and revenue.
Long-term Incentive Awards	Rewards the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our stockholders.
Generally awarded in three equity vehicles: (1) stock options (2) performance-based restricted stock unit awards and (3) restricted stock unit awards. Details of these individual equity awards are in section Equity-Based Compensation.

Metrics for performance-based restricted stock unit awards are set at the beginning of the fiscal year and are designed to align with our financial goals. Performance metrics include operating income (note revenue was used as a metric in prior fiscal years). The ultimate value received by the executive officers is linked to the performance of our share price.

Our compensation policies and practices with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation is described separately, the Compensation Committee takes into account the full compensation opportunity for each executive officer in determining his or her total compensation.
Base Salary
The base salary established for each of our executive officers is intended to reflect that individual's responsibilities, experience, historical performance, and other discretionary factors deemed relevant by the Compensation Committee. In order to attract and retain qualified executives, base salaries are generally targeted near the market median of base salaries of similarly

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situated executives at the peer group companies. Base salaries for an executive officer may vary above or below median based on his or her performance, industry experience, and length of service.
With these principles in mind, base salaries are reviewed at least annually by the Compensation Committee and may be adjusted from time to time based on the results of this review.
In considering whether to adjust base salary from year to year, the Compensation Committee may consider the following:

•	our corporate performance and the individual performance of the executive officer;

•	the relative value of the executive officer's position within the organization;

•	any new responsibilities delegated to the executive officer during the year;

•	any contractual agreements with the executive officer; and

•	the competitive marketplace for executive talent, including base salaries and total compensation for comparable positions at other similarly situated companies.
The market for our senior executive talent is global and highly competitive, with the majority of our current executives recruited from U.S.-based retailers. To provide a more relevant and consistent comparison to the competitive salaries provided to comparable executives within our peer group, which are denominated in U.S. dollars, the salaries of our executive officers are denominated and paid in U.S. dollars.
Annual Cash Incentives
The annual cash performance bonuses awarded to our executive officers are intended to compensate our executive officers for achieving financial, operational and strategic goals. These annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year. Cash bonuses are designed to reward annual performance against annual performance metrics, as opposed to equity grants which are designed to reward the achievement of our long-term performance goals. We believe establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives and in motivating our executives to achieve our annual objectives.
The Compensation Committee sets the target annual cash bonus levels for each of our executive officers as a percentage of base salary, as outlined in the chart below.

Named Executive Officer	Fiscal 2018 Target Bonus (as a % of Base Salary)
Calvin McDonald	150%
Stuart Haselden	90%
Celeste Burgoyne	75%
Michelle Choe	75%
Patrick J. Guido	75%
Julie Averill	75%
Glenn Murphy(1)	n/a
Laurent Potdevin(1)	n/a
_______
(1) Mr. Murphy and Mr. Potdevin were not eligible for annual cash bonuses in fiscal 2018.
The payment of these cash bonuses is based on specified corporate objectives established by the Compensation Committee. Actual payouts of these cash bonuses may vary from 0% of the target bonus level for performance below a threshold to 200% of the target bonus level for achieving or exceeding the maximum performance level determined by the Compensation Committee at the beginning of the fiscal year.
Generally, during the first quarter of each fiscal year, the Compensation Committee approves the company's financial performance measures for the annual cash bonus awards and a range of potential payouts resulting from the achievement of each financial performance goal. The Compensation Committee also approves the relative weighting of each specific financial performance measure and determined that for fiscal 2018, the annual cash bonus awards would be determined entirely on the achievement of financial performance goals related to operating income and revenue.
Following the completion of each fiscal year, the Compensation Committee reviews performance relative to the achievement of the company's performance goals established at the beginning of the preceding fiscal year in order to determine the amount of

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bonus payable to our executive officers. In making this determination, the Compensation Committee may make adjustments that will be applied in calculating whether the financial performance goals have been met to factor out extraordinary, unusual, or non-recurring items. The Compensation Committee may use discretion in determining the amount of the bonus payable to an executive officer. Generally, executive officers must remain employed by us on the bonus payment date to be eligible for payment, unless the employment termination is a result of death or disability.
The Compensation Committee determined that for fiscal 2018, the total amount of the executive bonus payout would be based on the achievement of the financial performance goals as follows:

Financial Measure	Weighting (%)	Threshold (to Achieve 50% of Bonus Target)	Target (to Achieve 100% of Bonus Target)	Maximum (to Achieve 200% of Bonus Target)
Operating Income	50%	$536,100,000	$580,000,000	$603,200,000
Revenue	50%	$2,826,100,000	$3,006,500,000	$3,087,700,000
As outlined below, the Compensation Committee determined that the fiscal 2018 financial goals had been achieved so that on a weighted basis the bonus payout was calculated as 200% of target bonus level. The actual bonuses paid to the named executive officers for fiscal 2018 performance represented 200% of their target bonus levels, and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Financial Measure	Weighting (%)	Actual Results	Payout (%)	Weighted Payout (%)
Operating Income	50%	$705,836,000	200.0%	200.0%
Revenue	50%	$3,288,319,000	200.0%
Equity-Based Compensation
Equity awards are an important component of our executive compensation program and we believe providing a significant portion of our executive officers' total compensation opportunity in equity-based compensation helps drive the achievement of our long-term performance goals and align the incentives of our executives with the interests of our stockholders. Additionally, we believe equity-based awards enable us to attract, motivate, retain, and competitively compensate executive talent. Stock options, performance-based restricted stock units and restricted stock units were granted to certain executives and employees (other than the named executive officers) throughout fiscal 2018. Information on long-term awards to the named executive officers can be found in the "2018 Grants of Plan-Based Awards" table.
The Compensation Committee evaluates our equity-based compensation programs annually and consider the following:

•	alignment to company goals;

•	the impact our program design has on the performance and retention of our executives and employees;

•	alignment to the interest of our stockholders;

•	trends in long-term incentive grants;

•	the accounting treatment of such awards;

•	simplicity of compensation; and

•	comparison to our peer group.
The Compensation Committee determines the size, terms, and conditions of performance-based restricted stock unit awards, stock option grants, and restricted stock unit awards to our executive officers in accordance with the terms of the applicable plan. The Compensation Committee determined that the annual fiscal 2018 equity mix for our named executive officers would consist of the following (note this does not include one-time awards):

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Generally, each executive officer is provided with an annual performance-based restricted stock unit award, a stock option grant and a restricted stock unit award based on his or her position with us and his or her relevant prior performance. The Compensation Committee generally establishes the annual equity award value for each executive officer other than the Chief Executive Officer based upon the recommendations of the Chief Executive Officer, considering each executive officer's performance, the annual review of his or her compensation relative to the peer group companies, a comparison against compensation survey data and an assessment of company-wide equity usage.
Performance-Based Restricted Stock Unit Awards. Each performance-based restricted stock unit represents a right to receive one share of our common stock on a specified settlement date, generally three years from the date of grant, if the performance-based restricted stock unit vests as a result of our attainment of certain performance goals during the performance period as well as continued employment. Each performance-based restricted stock unit award specifies the threshold, target and maximum number of performance-based restricted stock units that will vest at certain performance levels. The range of performance-based restricted stock units that can be earned under the fiscal 2018 awards range from 0% of target for performance below threshold to 200% of target for performance at or above maximum.
Stock Options. Stock option awards generally have seven-year terms and vest in four equal installments beginning on the first anniversary of the date of grant to encourage executive retention and to compensate our executive officers for their contributions over the long-term. Stock options only have value to the executive officers to the extent that, on the date they are exercised, the company's share price is higher than the exercise price. We grant stock options with an exercise price equal to the closing price of our common stock as reported on Nasdaq on the date of grant.
Restricted Stock Units. Each restricted stock unit represents a right to receive one share of our common stock on a specified settlement date, if the time vesting requirement has been met. Restricted stock units generally vest in three equal installments beginning on the first anniversary of the date of grant to encourage executive retention while maintaining direct shareholder alignment.
Settlement of 2016 PSU Awards (2016-2018 Performance Cycle)
The performance period and vesting period for our performance-based restricted stock unit awards generally consist of three fiscal years. For example, performance-based restricted stock units granted in fiscal 2018 will generally vest on the third anniversary of the grant date in early fiscal 2021, depending on the achievement of the performance goals established by the Compensation Committee for the period covering fiscal 2018, 2019 and 2020.
Generally, during the first quarter of each fiscal year, the Compensation Committee establishes the minimum, target and maximum performance and payout levels for the performance-based restricted stock unit awards. For the performance-based restricted stock units granted in fiscal 2016, the performance measures used to determine payout of the awards were annual operating income (70% weighting) and annual net revenue (30% weighting) over the three-year performance period. For the performance-based restricted stock units granted in fiscal 2017, the performance measures used to determine payout of the awards will be the same as those granted in fiscal 2016. For units granted in 2018, the performance measure used will be operating income compound annual growth rate ("CAGR") over the three-year performance period.
For purposes of the awards, the Compensation Committee may make adjustments that will be applied in calculating whether the performance goals have been met to factor out the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual, or nonrecurring item occurring after the grant of an award. The purpose of this kind of adjustment would be to provide a consistent basis from period to period for the calculation of performance measures in order to prevent the dilution or enlargement of the participant's rights with respect to an award. The Compensation Committee seeks to establish

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performance-based restricted stock unit goals that require a significant level of growth in order to receive target (or any) payout and that align the executives' interests with both the achievement of our long-term strategic plan and the interests of our stockholders.
Generally, at the end of each performance period, the Compensation Committee reviews the results of the company's performance relative to the performance goals for that performance period and determines the payout of the awards. For the 2016-2018 performance-based restricted stock units awards, which covered the fiscal 2016 through 2018 performance period, our annual operating income and net revenue resulted in a payout of 134.3% of the target performance-based restricted stock unit awards granted as outlined in the table below.

			2016 Award (2016-2018 Performance Cycle) Annual Goals
Performance Measure	Weighting (%)	Year	Threshold (to Achieve 50% of Bonus Target)	Target (to Achieve 100% of Bonus Target)	Maximum (to Achieve 200% of Bonus Target)	Adjusted Actual Results[1]	% of Target Achieved
Operating Income	70%	2016	$400,000,000	$431,500,000	$460,400,000	$421,152,000	84%
		2017	$449,100,000	$507,100,000	$556,900,000	$503,924,000	97%
		2018	$499,600,000	$593,700,000	$683,700,000	$710,836,000	200%
Net Revenue	30%	2016	$2,165,000,000	$2,332,700,000	$2,380,000,000	$2,344,392,000	125%
		2017	$2,514,500,000	$2,650,200,000	$2,772,300,000	$2,687,181,000	130%
		2018	$2,794,400,000	$3,008,600,000	$3,226,000,000	$3,403,319,000	200%

Year	Operating Income Payout (%) (70% Weighting)	Net Revenue Payout (%) (30% Weighting)	Weighted Average Annual Performance	Total Payout - Avg. (%)
2016	84%	125%	96%	134.3%
2017	97%	130%	107%
2018	200%	200%	200%
_______

(1)
In fiscal 2017, we restructured our ivivva operations. As part of this restructuring, we closed 48 of our 55 ivivva branded company-operated stores and all of our ivivva branded showrooms and other temporary locations. Given this change to our ivivva branded operations and the evolution of that brand, the Compensation Committee determined it would exclude the effect of the ivivva restructuring in the determination of the achievement of financial performance goals as an extraordinary, unusual or nonrecurring item. The adjusted actual results exclude $47.2 million of restructuring and related costs in fiscal 2017, as disclosed in Note 13 to the audited consolidated financial statements included in Item 8 of Part II of our Report on Form 10-K filed with the SEC on March 27, 2018, and also add $38.0 million to net revenue and $0.7 million to operating income for fiscal 2017, and $115.0 million to net revenue and $5.0 million to operating income for fiscal 2018. These adjustments were made solely for the purpose of providing a consistent basis for the calculation of the performance measures in order to prevent the dilution of the participants' rights with respect to the performance-based restricted stock unit awards.

Transition Pay and Awards
Our former Chief Executive Officer resigned from his position effective February 2, 2018. Effective as of that same date, our board of directors appointed Glenn Murphy, who was serving as Chairman of our board of directors, to serve in the interim role of Executive Chairman while the board of directors conducted a search for our Chief Executive Officer. Three of our senior leaders, Stuart Haselden, Celeste Burgoyne and Michelle Choe, received elevated leadership responsibilities during the transition.
In connection with Mr. Murphy's appointment as Executive Chairman, the Compensation Committee approved an annual salary for Mr. Murphy in the amount of $500,000 per year, pro-rated for the time Mr. Murphy served as Executive Chairman, and a stock option grant with a value of $500,000. This salary was in lieu of any cash retainer, committee fees, and annual equity awards to which Mr. Murphy might otherwise be entitled in his role as a member of the board of directors or any committee thereof. After Mr. Murphy transitioned from Executive Chairman to Non-Executive Chairman (when our new Chief Executive Officer was hired), Mr. Murphy received a cash retainer for his role as a member of the board of directors, pro-rated for the time in the role, but did not receive an additional equity award for his role as a member of the board of directors.

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Additionally, the Compensation Committee approved awards of restricted stock units and long-term cash to each of Mr. Haselden, Ms. Burgoyne, and Ms. Choe in recognition of their elevated responsibility and continued service through our transition period. We made 67% of these awards stock-based to align them with the shareholder experience. Additionally, while the RSUs are time-based, they are not guaranteed, aligning with our pay for performance philosophy. The table below outlines the details of these awards, which are included in the Summary Compensation Table.

Name	Stock Options ($)(1)	Restricted Stock Units ($)(2)	Long-Term Cash ($)(3)	Total ($)
Glenn Murphy(4)	500,000	—	—	500,000
Stuart Haselden	—	500,000	250,000	750,000
Celeste Burgoyne	—	500,000	250,000	750,000
Michelle Choe	—	500,000	250,000	750,000
_________

(1)
Mr. Murphy was granted stock options with a value of $500,000 with a seven year expiration date and which will vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued service.

(2)
Mr. Haselden, Ms. Burgoyne and Ms. Choe were each granted a restricted stock award with a value of $500,000 which will vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.

(3)	Mr. Haselden, Ms. Burgoyne and Ms. Choe were each granted a time-vested long-term cash award which, subject to continued employment, paid at the end of fiscal 2018.

(4)
On February 2, 2018, Mr. Murphy was appointed to serve as Executive Chairman of lululemon's board of directors during the transition period until a new CEO was appointed. Our senior leaders reported to Mr. Murphy during this transition period.

New Chief Executive Officer Ongoing Pay Structure
Our new Chief Executive Officer, Calvin McDonald, joined lululemon in August 2018. The Compensation Committee approved his go-forward annual target total compensation package as follows (and as outlined in the chart below): annual base salary of $1,250,000; annual target bonus of 150% of his base salary; and an annual equity grant with a value of $6,000,000 (of which 100% is performance-based, including 50% stock options and 50% performance-based restricted stock units). This means 86% of his total target direct compensation is at risk (i.e., dependent upon company performance). In establishing this new target compensation, the Compensation Committee took into account Mr. McDonald's experience, responsibility, and potential, the information provided to the Compensation Committee with respect to the compensation of similarly situated executives at other comparable companies, our compensation philosophy and focus on performance-based compensation, the business judgement of the members of the Compensation Committee, and the advice of WTW.

Executive	Base Salary ($)	Target Bonus (%)	Total Target Cash ($)	Annual Stock Option Grant ($)	Annual PSU Grant ($)	Total Target Direct Compensation ($)
Calvin McDonald	1,250,000	150%	3,125,000	3,000,000	3,000,000	9,125,000

Stock Ownership Guidelines
We believe our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer and stockholder interests and to encourage a long-term perspective. Accordingly, the Nominating and Governance Committee has adopted stock ownership guidelines for our executive officers as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Chief Executive Officer	5 x Base Salary
Other Section 16 executive officers reporting to the Chief Executive Officer	3 x Base Salary
 Our executive officers are required to retain 75% of the net shares of our common stock they acquire upon the vesting or exercise of any equity incentive awards granted in fiscal 2016 onward, after deducting the number of shares of our common stock that would be needed to pay applicable taxes and/or exercise price, until they meet the applicable stock ownership guideline. The Compensation Committee annually reviews the status of meeting the stock ownership guidelines.

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Clawback Policy
The Compensation Committee has adopted an incentive compensation recoupment policy, commonly referred to as a clawback policy, which applies to all incentive-based compensation paid or awarded to an executive officer on or after September 2015. Under the policy, if we determine that we must prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will seek to recover, at the discretion of the Compensation Committee after it has reviewed the facts and circumstances that led to the requirement for the restatement and the costs and benefits of seeking recovery, the amount of erroneously awarded incentive-based compensation received by an executive officer during the three-year period immediately preceding the date on which we are required to prepare the restatement.
Other Benefits
Based on our pay-for-performance philosophy, our executive compensation program includes limited perquisites and other benefits as outlined below:

Benefits	Employee Eligibility	Executive Officer Eligibility
Medical/Dental/Vision Plans	✓	✓
Life and Disability Insurance	✓	✓
Change in Control and Severance Plan	✓	✓
401(k) Plan (or other defined contribution group savings program)	✓	✓
Employee Stock Purchase Plan	✓	Not offered

Perquisites	Employee Eligibility	Executive Officer Eligibility
Employee Discount	✓	✓
Tax Preparation Assistance (as part of the executive's relocation)	✓	✓
Relocation Assistance (temporary housing, moving expenses, tax equalization)	✓	✓
Supplemental Life Insurance	✓	✓
Parental Leave Policy(1)	✓	✓
Fitness Benefit	✓	✓
_________

(1)	Parental Leave Policy is estimated to be launched May 2019.
The cost of providing these benefits and perquisites to the named executive officers is included in the amounts shown in the "All Other Compensation" column of the Summary Compensation Table and detailed in the footnotes to the table. We believe the executive benefits we provide are reasonable and generally consistent with benefits offered by companies with which we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent.
Employment Agreements and Severance Arrangements
We have employment agreements with our named executive officers which allow us to terminate their employment with us at any time, with or without cause. These agreements provide them with severance benefits under certain circumstances, including if we terminate their employment without cause. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in employment and severance terms, and conditions that are commercially competitive and typical of the terms and conditions afforded to similarly situated executives in other companies of similar size and stage of business life cycle operating in the retail apparel industry.
In each case, any severance payments are contingent on the occurrence of certain termination events and are subject to the executive's compliance with the surviving terms of the employment agreement and other terms, which may include a non-compete, non-solicitation and non-disparagement agreement, as well as the executive's release of any employment-related claims he or she may have against us. These severance arrangements are intended to provide each executive with a sense of security in making the commitment to dedicate his or her professional career to our success. These severance rights do not differ based on whether or not we experience a change in control.

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Risk Considerations in Determining Compensation
The Compensation Committee annually reviews the various design elements of our compensation program to determine whether it believes our compensation policies and practices encourage excessive or inappropriate risk-taking by our executive officers. Following the risk evaluation in March 2019, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on lululemon.
Tax Considerations in Determining Compensation
We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our executive officers which might have the effect of hindering the purpose of their compensation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for the company where possible and where the design does not add unnecessary complexity to the plans or their administration. While we endeavor to use tax-efficient compensation structures when feasible, the Compensation Committee has the discretion to deliver non-deductible forms of compensation.
Compensation Changes for Fiscal 2019
In fiscal 2019, under Mr. McDonald's leadership, we expanded the responsibilities of our senior executive team. The evolved structure builds upon the successful track record of our existing leaders, and creates an organization designed for speed, product and category development, while focused on guest innovation and global scale. This includes:

•	Mr. Haselden now overseeing our international business as Executive Vice President, International, in addition to continuing to serve as our Chief Operating Officer;

•
Ms. Burgoyne now driving our global guest innovation, while also leading an expanded Americas organization that brings together all of our in-store, community and omni-channel experiences as Executive Vice President, Americas & Global Guest Innovation;

•	Ms. Choe and Mr. Guido serving as our Chief Product Officer and Chief Financial Officer, respectively, and both reporting into Mr. McDonald.
Based on this new structure, and following its annual review of the target compensation levels of the executive officers and the assessment of each officer's performance and individual contributions, the Compensation Committee approved increases to the base salaries, target bonuses and annual equity of some of our named executive officers. The table below shows these components of pay set by the Compensation Committee for fiscal 2019:

Name	Fiscal 2019 Base Salary ($)	Fiscal 2019 Target Annual Bonus (%)	Fiscal 2019 Annual Equity ($)
Calvin McDonald	$1,250,000	150%	$6,000,000
Stuart Haselden	$770,000	90%	$1,500,000
Celeste Burgoyne	$675,000	90%	$1,500,000
Michelle Choe	$675,000	90%	$1,500,000
Patrick J. Guido	$535,000	75%	$750,000
Julie Averill	$556,200	75%	$500,000
Additionally, the Compensation Committee approved one-time equity grants awards for senior leaders to recognize their ongoing importance to the company throughout the leadership and evolved structure transition. Specifically, Mr. Haselden, Ms. Burgoyne, and Ms. Choe each received a special stock option award with a grant date fair value of $1,000,000. Additionally, Mr. Guido received a special stock option award with a grant date fair value of $562,500, and a special restricted stock award with a grant date fair value of $187,500.
Compensation Program Design for Fiscal 2019
During fiscal 2018, the Compensation Committee, with the assistance of management and its compensation consultant, reviewed our incentive compensation programs to ensure they were aligned with our strategic goals. The Compensation Committee determined that for fiscal 2019, no changes were needed to our performance-based cash awards for executive officers. They will continue to be based entirely on our achievement of financial performance goals, weighted 50% on operating income and 50% on revenue. Additionally, the overall maximum bonus opportunity will remain at 200% of target, and the maximum payout opportunity for each measure will be 200% of target. The Compensation Committee continues to believe this structure focuses the executive team on our key financial goals.

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In addition, the Compensation Committee determined that the 2019 equity mix for the chief executive officer would continue to consist of 50% performance-based restricted stock units and 50% stock options. For executive officers, the equity mix would continue to consist of 50% performance-based restricted stock units, 30% stock options, and 20% restricted stock units. Vesting of performance-based restricted stock units will be based solely on operating income over the three-year performance period.
Compensation Committee Report
The Compensation Committee of the board of directors of lululemon athletica inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Michael Casey (Chair)
Martha A.M. Morfitt
Emily White

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table shows information concerning the compensation of each person who served as our principal executive officer or our principal financial officer during fiscal 2018, and our three other most highly compensated executive officers during fiscal 2018. Collectively, we refer to these persons as our "named executive officers." The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2018, fiscal 2017 and fiscal 2016, CDN$1.00 was equal to USD$0.769, USD$0.775 and USD$0.760 respectively.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Calvin McDonald, Chief Executive Officer(6)	2018	576,923	600,000	10,999,885	3,003,247	1,698,113	152,090	17,030,258
Laurent Potdevin Former Chief Executive Officer(7)	2018	—	—	—	—	—	4,280,769	4,280,769
	2017	1,087,018	—	2,000,003	2,002,978	—	—	5,089,999
	2016	1,021,635	—	1,895,981	1,897,736	1,549,309	191,478	6,556,139
Glenn Murphy, Former Executive Chairman(8)	2018	357,310	—	—	500,018	—	—	857,328
Stuart Haselden, Chief Operating Officer and EVP, International(9)	2018	760,096	254,827	1,200,049	300,327	1,342,358	—	3,857,657
	2017	704,726	—	670,615	287,828	788,259	—	2,451,428
	2016	642,308	—	594,993	255,243	487,030	10,085	1,989,659
Celeste Burgoyne, Executive Vice President, Americas and Global Guest Innovation(10)	2018	625,165	254,827	1,059,934	240,267	920,054	—	3,100,247
	2017	497,393	—	451,409	193,731	484,582	20,129	1,647,244
	2016	399,574	—	286,140	122,740	219,912	—	1,028,366
Michelle Choe, Chief Product Officer (11)	2018	615,604	250,000	989,839	210,229	905,984	1,695	2,973,351
	2017	580,000	—	227,502	97,652	376,710	46,964	1,328,828
	2016	100,385	125,000	162,924	16,258	—	—	404,567
Julie Averill, Executive Vice President, Chief Technology Officer(12)	2018	547,788	—	699,983	150,163	806,179	1,695	2,205,808
	2017	351,908	125,000	359,609	100,706	342,861	—	1,280,084
Patrick J. Guido, Chief Financial Officer(13)	2018	400,000	296,743	369,093	115,514	588,679	116,621	1,886,650
_________

(1)	Fiscal 2018 was a 53 week year while Fiscal 2017 and 2016 were 52 week years.

(2)
This column reflects the grant date fair value of performance-based restricted stock units and restricted stock units granted. See the "Grants of Plan-Based Awards Table" for information on performance-based restricted stock units and restricted stock units granted to our named executive officers in fiscal 2018. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 3, 2019 for a discussion of all assumptions made by us in determining the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 values of our equity awards.

(3)
This column reflects the grant date fair value of stock options granted. See the "Grants of Plan-Based Awards Table" for information on stock options granted to our named executive officers in fiscal 2018. These amounts reflect the grant date fair

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value of the awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 3, 2019 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(4)
Non-Equity Incentive Plan Compensation includes the annual performance-based cash awards paid in accordance with our 2014 Equity Incentive Plan and are reported for the fiscal year in which the relevant performance measures are satisfied rather than when awarded or paid.

(5)	The following table provides information of all other compensation:

Name	Fiscal Year	Relocation Costs and Personal Tax Preparation Fees ($)	Severance Payments ($)	Tax Equalization Payments, Including Gross-Ups ($)	Company Match of 401(k) / RRSP ($)	Total All Other Compensation ($)
Calvin McDonald	2018	75,240	—	71,081	5,769	152,090
Laurent Potdevin	2018	—	4,280,769	—	—	4,280,769
	2017(A)	—	—	—	—	—
	2016	23,425	—	168,053	—	191,478
Glenn Murphy	2018(A)	—	—	—	—	—
Stuart Haselden	2018(A)	—	—	—	—	—
	2017(A)	—	—	—	—	—
	2016	10,085	—	—	—	10,085
Celeste Burgoyne	2018(A)	—	—	—	—	—
	2017	684	—	—	19,445	20,129
	2016(A)	—	—	—	—	—
Michelle Choe	2018(A)	—	—	1,695	—	1,695
	2017	46,964	—	—	—	46,964
	2016(A)	—	—	—	—	—
Julie Averill	2018(A)	—	—	1,695	—	1,695
	2017(A)	—	—	—	—	—
Patrick J. Guido	2018	116,621	—	—	—	116,621
(A)The aggregate of all perquisites and other personal benefits was less than $10,000. Ms. Choe and Ms. Averill each received tax gross-ups under $10,000 in fiscal 2018, which have been included in the table above.

(6)
Mr. McDonald commenced employment as our Chief Executive Officer in August 2018 and received a make-whole cash reimbursement of $600,000, a performance-based restricted stock unit award with a target value of $2,000,000 (approximately allocated $500,000 to the 2016-2018 performance-based restricted stock unit cycle, and $1,500,000 to the 2017-2019 performance-based restricted stock unit cycle), and a restricted stock unit award that can be settled in cash or common stock at his election with a target value of $6,000,000 as part of his onboarding package. With respect to the tax years ending December 31, 2018 and 2019, we agreed to tax equalize the payments for Mr. McDonald’s cash compensation in connection with his United States and Canadian income taxes according to the terms set out in his employment agreement. Additionally, we agreed to provide Mr. McDonald relocation services through a third party vendor in accordance with our standard executive relocation policy. We agreed to provide Mr. McDonald home sale assistance and home-loss buyout protection as part of his relocation services. We have engaged a third party relocation company to manage this buyout process whereby the relocation company purchases the home from Mr. McDonald at its appraised market value. The relocation company then resells the home and is responsible for carrying and maintaining the home until it is sold. If the home is sold for more than the purchase price paid by the relocation company, it credits lululemon with the excess. If the home is sold for less than the purchase price, the relocation company adds the deficiency to the expenses we pay. We pay the relocation company a fee and any costs associated with maintaining, carrying and selling the home.

(7)
Mr. Potdevin resigned on February 2, 2018. He received aggregate cash payments equal to $4,280,769 in fiscal 2018 and will receive $719,231 in fiscal 2019 in connection with his separation of employment, subject to his continuing compliance with the terms of the separation agreement and release, as well as various other restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

(8)
Mr. Murphy was appointed as Executive Chairman on February 2, 2018. In connection with Mr. Murphy's appointment as Executive Chairman, the Compensation Committee approved an annual salary for Mr. Murphy in the amount of $500,000 per year, pro-rated for the time Mr. Murphy served as Executive Chairman. This salary was in lieu of any cash retainer, committee

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fees, and annual equity awards to which Mr. Murphy might otherwise be entitled in his role as a member of the board of directors or any committee thereof. Mr. Murphy also received a grant of stock options with a target value of $500,000, which will vest over a three-year period. Following the appointment of the Chief Executive Officer, Mr. Murphy became Non-Executive Chairman of the Board on August 20, 2018. At this time, Mr. Murphy received a cash retainer for his role as a member of the board of directors, pro-rated for the time in the role, but did not receive an additional equity award for his role as a member of the board of directors. Both pro-rated executive annual salary ($273,352) and pro-rated director fees ($83,958) have been included under "Salary" above.

(9)
Mr. Haselden held both the roles of Chief Operating Officer and Chief Financial Officer until April 2018 (when our new Chief Financial Officer was appointed), at which point he became solely our Chief Operating Officer. In fiscal 2018, in recognition of his elevated contribution, Mr. Haselden was granted a special restricted stock award with a target value of $500,000 that will vest in equal installments of 33%, 33%, 34% on the three anniversary dates following the grant date, subject to continued employment. Additionally, he was granted a special time-vested long-term cash award of approximately $250,000 paid at the end of fiscal 2018 (paid out in Canadian dollars).

(10)
Ms. Burgoyne, in recognition of her elevated contribution, was granted a special restricted stock award with a target value of $500,000 in fiscal 2018 that will vest in equal installments of 33%, 33%, 34% on the three anniversary dates following the grant date, subject to continued employment. Additionally, she was granted a special time-vested long-term cash award of approximately $250,000 paid at the end of fiscal 2018 (paid out in Canadian dollars).

(11)
Ms. Choe commenced employment as our Senior Vice President, Merchandising in November 2016 and received a two year retention bonus of $125,000 and a restricted stock unit grant with a target value of $125,000 in fiscal 2016 as part of her onboarding package. In September 2018 she was promoted to Chief Product Officer. In fiscal 2018, in recognition of her elevated contribution, she was granted a special restricted stock award with a target value of $500,000 that will vest in equal installments of 33%, 33%, 34% on the three anniversary dates following the grant date, subject to continued employment. Additionally, she was granted a special time-vested long-term cash award of approximately $250,000 paid at the end of fiscal 2018.

(12)
Ms. Averill commenced employment as our Executive Vice President, Chief Technology Officer in May 2017 and received a one-year retention bonus of $125,000 and a restricted stock unit grant with a target value of $125,000 in fiscal 2017 as part of her onboarding package. In fiscal 2018, Ms. Averill received a one-time restricted stock unit grant with a target value of $350,000.

(13)
Mr. Guido commenced employment as our Chief Financial Officer in April 2018 and received a one-year retention bonus of $300,000 and a restricted stock unit grant with a target value of $100,000 in fiscal 2018 as part of his onboarding package.

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2018 Grants of Plan-Based Awards
The following table shows each plan-based award made to a named executive officer in fiscal 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Calvin McDonald(4)	Stock Option	08/20/2018	—	—	—	—	—	—	—	70,355	136.67	3,003,247
	Performance-Based Restricted Stock Unit	08/20/2018	—	—	—	10,976	21,951	43,902	—	—	—	3,000,043
	Performance-Based Restricted Stock Unit	08/20/2018	—	—	—	1,829	3,658	7,316	—	—	—	499,939
	Performance-Based Restricted Stock Unit	08/20/2018	—	—	—	5,488	10,975	21,950	—	—	—	1,499,953
	Restricted Stock Unit(5)	08/20/2018	—	—	—	—	—	—	43,901	—	—	5,999,950
	Performance-Based Cash Award(6)	08/20/2018	396,635	793,269	1,586,538	—	—	—	—	—	—	—
Laurent Potdevin	—	—	—	—	—	—	—	—	—	—	—	—
Glenn Murphy	Stock Option	02/14/2018	—	—	—	—	—	—	—	19,420	81.22	500,018
Stuart Haselden	Stock Option	03/28/2018	—	—	—	—	—	—	—	11,186	85.96	300,327
	Performance-Based Restricted Stock Unit	03/28/2018	—	—	—	2,909	5,817	11,634	—	—	—	500,029
	Restricted Stock Unit(5)	02/14/2018	—	—	—	—	—	—	6,156	—	—	499,990
	Restricted Stock Unit(5)	03/28/2018	—	—	—	—	—	—	2,327	—	—	200,029
	Performance-Based Cash Award(6)	03/28/2018	348,799	697,598	1,395,196	—	—	—	—	—	—	—
	Special Cash Award(7)	02/14/2018	—	250,000	—	—	—	—	—	—	—	—
Celeste Burgoyne	Stock Option	03/28/2018	—	—	—	—	—	—	—	8,949	85.96	240,267
	Performance-Based Restricted Stock Unit	03/28/2018	—	—	—	2,327	4,653	9,306	—	—	—	399,972
	Restricted Stock Unit(5)	02/14/2018	—	—	—	—	—	—	6,156	—	—	499,990
	Restricted Stock Unit(5)	03/28/2018	—	—	—	—	—	—	1,861	—	—	159,972
	Performance-Based Cash Award(6)	03/28/2018	247,519	495,037	990,074	—	—	—	—	—	—	—
	Special Cash Award(7)	02/14/2018	—	250,000	—	—	—	—	—	—	—	—

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			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Michelle Choe	Stock Option	03/28/2018	—	—	—	—	—	—	—	5,593	85.96	150,163
	Stock Option	09/20/2018	—	—	—	—	—	—	—	1,233	155.97	60,066
	Performance-Based Restricted Stock Unit	03/28/2018	—	—	—	1,454	2,908	5,816	—	—	—	249,972
	Performance-Based Restricted Stock Unit	09/20/2018	—	—	—	321	641	1,282	—	—	—	99,977
	Restricted Stock Unit(5)	02/14/2018	—	—	—	—	—	—	6,156	—	—	499,990
	Restricted Stock Unit(5)	03/28/2018	—	—	—	—	—	—	1,163	—	—	99,971
	Restricted Stock Unit(5)	09/20/2018	—	—	—	—	—	—	256	—	—	39,928
	Performance-Based Cash Award(6)	03/28/2018	226,067	452,135	904,269	—	—	—	—	—	—	—
	Special Cash Award(7)	02/14/2018	—	250,000	—	—	—	—	—	—	—	—
Julie Averill	Stock Option	03/28/2018	—	—	—	—	—	—	—	5,593	85.96	150,163
	Performance-Based Restricted Stock Unit	03/28/2018	—	—	—	1,454	2,908	5,816	—	—	—	249,972
	Restricted Stock Unit(5)	02/20/2018	—	—	—	—	—	—	4,344	—	—	350,040
	Restricted Stock Unit(5)	03/28/2018	—	—	—	—	—	—	1,163	—	—	99,971
	Performance-Based Cash Award(6)	03/28/2018	201,433	402,867	805,733	—	—	—	—	—	—	—
Patrick J. Guido	Stock Option	06/06/2018	—	—	—	—	—	—	—	2,978	124.19	115,514
	Performance-Based Restricted Stock Unit	06/06/2018	—	—	—	774	1,548	3,096	—	—	—	192,246
	Restricted Stock Unit(5)(8)	06/06/2018	—	—	—	—	—	—	805	—	—	99,973
	Restricted Stock Unit(5)	06/06/2018	—	—	—	—	—	—	619	—	—	76,874
	Performance-Based Cash Award(6)	06/06/2018	151,430	302,861	605,721	—	—	—	—	—	—	—
__________

(1)	The performance-based restricted stock units vest based on achievement of performance goals over a three-year performance period.

(2)
The stock options vest in 25% installments on the four anniversary dates following the grant date, except for Mr. Murphy's stock options granted in fiscal 2018, which vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date.

(3)
This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 3, 2019 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(4)
Mr. McDonald commenced employment as our Chief Executive Officer in August 2018, and received a performance-based restricted stock unit grant with a grant date fair value of $1,999,892, and a restricted stock unit grant with a grant date fair value of $5,999,950 in fiscal 2018 as part of his onboarding package (in addition to his pro-rated annual grants of performance-based stock units and stock options).

(5)	The restricted stock units vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date.

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(6)
Each of the performance-based cash awards shown in the table was granted under our 2014 Equity Incentive Plan, which provides flexibility to grant cash incentive awards, as well as equity awards. The material terms of the 2018 performance-based cash awards are described under "Executive Compensation - Compensation Discussion and Analysis" in the section entitled "Annual Cash Incentives."

(7)
Each of the special cash awards shown in the table were time-vested long-term cash awards granted in fiscal 2018 to Mr. Haselden, Ms. Burgoyne, and Ms. Choe in recognition of their elevated contribution in fiscal 2018.

(8)
Mr. Guido commenced employment as our Chief Financial Officer in April 2018 and received a restricted stock unit grant with a grant date fair value of $99,973 in fiscal 2018 as part of his onboarding package.

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Outstanding Equity Awards at 2018 Fiscal Year End
The following tables show information regarding the outstanding equity awards held by each of the named executive officers on February 3, 2019.

	Outstanding Stock Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Calvin McDonald	08/20/2018	—	70,355	136.67	08/20/2025
Laurent Potdevin(2)	—	—	—	—	—
Glenn Murphy	02/14/2018	—	19,420	81.22	02/14/2025
Stuart Haselden	03/30/2015	3,935	1,311	64.83	03/30/2022
	09/14/2015	4,742	1,581	53.79	09/14/2022
	10/26/2015	22,570	7,523	48.30	10/26/2022
	04/01/2016	5,694	5,694	68.69	04/01/2023
	03/31/2017	3,817	11,451	51.87	03/31/2024
	06/08/2017	486	1,459	51.72	06/08/2024
	03/28/2018	—	11,186	85.96	03/28/2025
Celeste Burgoyne	09/14/2009	2,500	—	11.75	09/14/2019
	03/26/2012	465	—	75.23	03/26/2019
	09/11/2012	585	—	76.49	09/11/2019
	12/16/2013	600	—	57.88	12/16/2020
	03/31/2014	1,044	—	52.59	03/31/2021
	09/15/2014	2,486	—	44.20	09/15/2021
	03/30/2015	848	282	64.83	03/30/2022
	06/11/2015	259	86	66.07	06/11/2022
	09/14/2015	1,976	659	53.79	09/14/2022
	04/01/2016	2,613	2,612	68.69	04/01/2023
	12/09/2016	125	124	69.30	12/09/2023
	03/31/2017	2,470	7,409	51.87	03/31/2024
	06/13/2017	422	1,264	52.39	06/13/2024
	03/28/2018	—	8,949	85.96	03/28/2025
Michelle Choe	12/09/2016	360	359	69.30	12/09/2023
	03/31/2017	1,460	4,378	51.87	03/31/2024
	03/28/2018	—	5,593	85.96	03/28/2025
	09/20/2018	—	1,233	155.97	09/20/2025
Julie Averill	06/08/2017	—	4,528	51.72	06/08/2024
	03/28/2018	—	5,593	85.96	03/28/2025
Patrick J. Guido	06/06/2018	—	2,978	124.19	06/06/2025
_________

(1)
The stock options vest in 25% installments on the four anniversary dates following the grant date, except for Mr. Murphy's stock options granted in fiscal 2018, which vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date.

(2)	Mr. Potdevin resigned on February 2, 2018. All unvested options were forfeited, and he had 90 days after his termination date to exercise his vested options.

38

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Calvin McDonald	08/20/2018	43,901	6,414,814	36,584	5,345,654
Laurent Potdevin(5)	—	—	—	—	—
Glenn Murphy	—	—	—	—	—
Stuart Haselden	04/01/2016	841	122,887	6,187	904,044
	03/31/2017	2,196	320,880	8,194	1,197,307
	06/08/2017	280	40,914	1,044	152,549
	02/14/2018	6,156	899,515	—	—
	03/28/2018	2,327	340,021	5,817	849,980
Celeste Burgoyne	04/01/2016	386	56,402	2,839	414,835
	12/09/2016	18	2,630	135	19,726
	03/31/2017	1,421	207,637	5,302	774,728
	06/13/2017	243	35,507	905	132,239
	02/14/2018	6,156	899,515	—	—
	03/28/2018	1,861	271,929	4,653	679,896
Michelle Choe	12/09/2016	666	97,316	391	57,133
	03/31/2017	840	122,741	3,133	457,794
	02/14/2018	6,156	899,515	—	—
	03/28/2018	1,163	169,938	2,908	424,917
	09/20/2018	256	37,407	641	93,663
Julie Averill	06/08/2017	2,487	363,400	3,240	473,429
	02/20/2018	4,344	634,745	—	—
	03/28/2018	1,163	169,938	2,908	424,917
Patrick J. Guido	06/06/2018	1,424	208,075	1,548	226,194
_________

(1)	The restricted stock units vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date.

(2)	The market value of the restricted share awards and restricted stock units is based on $146.12 per share, the closing sale price on February 1, 2019, the last trading day of our 2018 fiscal year.

(3)	The performance-based restricted stock units vest based on a three-year performance period.

(4)
The aggregate dollar value of the performance-based restricted stock units is shown at target payout value based on $146.12 per share, the fair market value on February 1, 2019, the last trading day of our 2018 fiscal year.

(5)	Mr. Potdevin resigned on February 2, 2018. All unvested performance-based restricted stock units and restricted stock units were forfeited.

39

2018 Option Exercises and Stock Vested
The following table provides information regarding stock options exercised by our named executive officers during fiscal 2018 and the performance-based restricted stock units and restricted stock units that vested and the value realized upon vesting by our named executive officers during fiscal 2018. Stock option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Calvin McDonald(2)	—	—	—	—	—
Laurent Potdevin(3)	03/31/2014	20,984	716,608	—	—
	09/15/2014	24,967	1,070,860	—	—
	03/30/2015	10,089	221,459	—	—
	09/14/2015	12,160	404,051	—	—
	04/01/2016	21,168	384,654	—	—
Glenn Murphy	06/08/2017	—	—	2,417	300,167
Stuart Haselden	02/02/2015	—	—	2,595	204,019
	03/30/2015	—	—	3,850	335,990
	03/30/2015	—	—	818	71,387
	04/01/2016	—	—	817	71,300
	03/31/2017	—	—	1,081	94,339
	06/08/2017	—	—	138	16,839
Celeste Burgoyne	03/30/2015	—	—	497	43,373
	03/30/2015	—	—	353	30,806
	06/11/2015	—	—	724	63,183
	04/01/2016	—	—	375	32,726
	12/09/2016	—	—	18	2,070
	03/31/2017	—	—	700	61,089
	06/13/2017	—	—	119	14,890
Michelle Choe	12/09/2016	—	—	648	74,526
	03/31/2017	—	—	413	36,043
Julie Averill	06/08/2017	1,510	160,483	1,226	149,597
Patrick J. Guido(4)	—	—	—	—	—
_________

(1)
The shares shown in this column represent the total number of shares acquired on the vesting of the stock awards. However, we generally issue shares after deducting the number of shares of our common stock that would be needed to pay applicable taxes.

(2)	Mr. McDonald commenced employment as our Chief Executive Officer in August 2018 and did not exercise any option awards or receive any vested stock awards.

(3)
Mr. Potdevin resigned on February 2, 2018. All unvested performance-based restricted stock units and restricted stock units were forfeited. All unvested options were forfeited, and he had 90 days after his termination date to exercise his vested options.

(4)	Mr. Guido commenced employment as our Chief Financial Officer in April 2018 and did not exercise any option awards or receive any vested stock awards.

40

Potential Post-Employment Payments for Executive Officers
We do not have a pre-defined involuntary termination severance plan or policy for employees, including our named executive officers. Our practice in an involuntary termination situation for a named executive officer may include the following non-equity benefits:

•	post-employment severance benefits between 0 to 18 months, as detailed under "Potential Payments upon Termination of Employment and Change in Control";

•	salary continuation dependent on the business reason for the termination;

•	lump-sum payment based on job level and years of service with lululemon;

•	paid health care coverage and Consolidated Omnibus Budget Reconciliation Act or COBRA payments for a limited time; and

•	outplacement services.
Treatment of Equity Awards Upon Termination of Employment and Change in Control
The following table summarizes how stock options, performance-based restricted stock units, restricted shares and restricted stock units would be treated generally in the event of termination of employment and upon a change in control under our 2014 Equity Incentive Plan and our current standard form of award agreements. The provisions of individual employment agreements may also establish how stock options, performance-based restricted stock units, restricted shares and restricted stock units would be treated in the event of termination or upon a change in control.

41

Termination Scenario	Stock Options	Performance-Based Restricted Stock Units (PSUs)	Restricted Shares Awards (RSAs)	Restricted Stock Units (RSUs)
Cause	All options immediately expire.	All PSUs are immediately forfeited.	All unvested shares of restricted stock are immediately forfeited.	All RSUs are immediately forfeited.
Retirement(1)
All unvested options will continue to vest for 12 months following the date of termination and may be exercised within the earlier of three years from the date of termination or the regular expiry date.

On the PSU vesting date, the number of PSUs that vest is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of the participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Death	All unvested options fully vest upon death and may be exercised within the earlier of 12 months or the regular expiry date.	100% of the target number of PSUs become fully vested as of the date of death.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Disability	All options may be exercised within 12 months to the extent they were exercisable at the time of termination.	On the PSU vesting date, a number of PSUs become fully vested equal to the number of PSUs that would have become vested if no termination had occurred.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Other Termination	All options may be exercised within 90 days to the extent they were exercisable at the time of termination. All unvested options are immediately forfeited.
In the event of the participant's voluntary termination, all PSUs are immediately forfeited.

In the event of termination without cause more than 12 months before the end of the performance period, all PSUs granted are immediately forfeited.

In the event of termination without cause within 12 months of the end of the performance period, on the PSU vesting date the number of PSUs that become fully vested is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of the participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited (except in the case of supplemental RSU awards, which vest upon termination without cause).
Change in Control	Board has discretion to determine effect of change in control.
If not assumed or substituted for, 100% of the target number of PSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the target number of PSUs become fully vested as of the date of such termination.
Board has discretion to determine effect of change in control on unvested shares of restricted stock.
If not assumed or substituted for, 100% of the RSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the RSUs become fully vested as of the date of such termination.

_________

(1)
Retirement means an individual's termination of service (other than for cause) after the earlier of his or her completion of 25 years of service or the date on which he or she reaches at least the age of 55 and has completed at least ten years of service.

42

Potential Payments upon Termination of Employment and Change in Control
We have an employment agreement with each of our named executive officers, except Glenn Murphy (who served as our Executive Chairman from February to August 2018), which provides that the named executive officer's employment may be terminated by the executive or by us at any time, with or without cause. If the executive voluntarily resigns or we terminate the executive's employment for cause, the executive will receive only his or her accrued base salary then in effect and benefits earned and payable as of the date of termination. If we terminate the executive's employment without cause or for good reason, and subject to the executive's compliance with the surviving terms of his or her employment agreement and the release of all employment-related claims, each named executive officer will be entitled to the amounts shown in the table below. These employment agreements do not provide for any payments or tax gross-up payments triggered by a change in control.
Under the terms of our 2014 Equity Incentive Plan, the board of directors may take a number of actions with respect to outstanding equity awards in connection with a change in control, including the acceleration of the unvested portion of equity awards or the cancellation of outstanding awards in exchange for substitute awards.
The following table shows the payments and the intrinsic value of accelerated equity awards that would be due to each of our named executive officers upon the termination of his or her employment for various reasons, including termination in connection with a change in control. Except in the cases of Mr. Potdevin (who resigned on February 2, 2018), and Mr. Murphy (who ceased serving as our Executive Chairman on August 20, 2018), the amounts provided in the table below assume that each termination was effective as of February 3, 2019 (the last day of our fiscal year) and are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. In the case of Mr. Potdevin, the amounts provided in the table below reflect the actual amounts paid or to be paid in connection with his termination of employment. In the case of Mr. Murphy, no amounts were paid in connection with his ceasing to serve as our Executive Chairman.

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Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
Calvin McDonald	Cause	—	—	—
	Death	—	12,425,323	12,425,323
	Disability	—	11,943,804	11,943,804
	Change in Control(4)	1,875,000 (5)	12,425,323	14,300,323
	Involuntary (without cause)(7)	1,875,000 (5)	717,843	2,592,843
	Voluntary	—	—	—
Laurent Potdevin	Voluntary	5,000,000 (8)	—	5,000,000
Glenn Murphy	Voluntary	—	—	—
Stuart Haselden	Cause	—	—	—
	Death	—	8,147,364	8,147,364
	Disability	—	5,138,184	5,138,184
	Change in Control(4)	937,500 (6)	8,147,364	9,084,864
	Involuntary (without cause)(7)	937,500 (6)	1,214,132	2,151,632
	Voluntary	—	—	—
Celeste Burgoyne	Cause	—	—	—
	Death	—	5,152,615	5,152,615
	Disability	—	3,644,099	3,644,099
	Change in Control(4)	775,000 (6)	5,152,615	5,927,615
	Involuntary (without cause)(7)	775,000 (6)	1,483,130	2,258,130
	Voluntary	—	—	—
Michelle Choe	Cause	—	—	—
	Death	—	3,137,102	3,137,102
	Disability	—	2,380,019	2,380,019
	Change in Control(4)	775,000 (6)	3,137,102	3,912,102
	Involuntary (without cause)(7)	775,000 (6)	976,244	1,751,244
	Voluntary	—	—	—
Julie Averill	Cause	—	—	—
	Death	—	2,830,347	2,830,347
	Disability	—	2,066,429	2,066,429
	Change in Control(4)	—	2,830,347	2,830,347
	Involuntary (without cause)(7)	—	—	—
	Voluntary	—	—	—
Patrick J. Guido	Cause	—	—	—
	Death	—	499,576	499,576
	Disability	—	434,269	434,269
	Change in Control(4)	650,000 (6)	499,576	1,149,576
	Involuntary (without cause)(7)	650,000 (6)	—	650,000
	Voluntary	—	—	—
_________

(1)	The dollar amounts shown are in U.S. dollars.

(2)
Amounts related to the death, disability, involuntary termination in connection with a change in control, and involuntary termination without cause are based on the intrinsic value of unvested equity awards that would have become vested upon the triggering event on February 3, 2019 based on the fair market value of the stock on such date.

(3)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

44

(4)
Amounts shown assume the involuntary termination of the executive officer's employment without cause in addition to the election of the board of directors to accelerate the unvested portion of the outstanding stock options and restricted shares, and 100% vesting of restricted stock units and the target number of PSUs in connection with a change in control.

(5)
Amounts payable in equal installments on the company's normal paydays over a 18-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.

(6)
Amounts payable in equal installments on the company's normal paydays over a 15-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.

(7)	Also includes termination of the executive officer's employment by the executive officer for "constructive dismissal," which is not specifically defined in the executive's employment agreement.

(8)
Mr. Potdevin resigned effective February 2, 2018 and received an aggregate cash payment equal to $4,280,769 in fiscal 2018 and will receive $719,231 in fiscal 2019 in connection with his separation of employment, subject to his continuing compliance with the terms of the separation agreement and release, as well as various other restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

45

CEO Pay Ratio
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule that requires companies to disclose the ratio of CEO compensation to that of the median employee. This section discloses the ratio of the annual total compensation of our principal executive officer to that of our median employee and how that ratio was derived.
CEO Compensation
Mr. McDonald, our chief executive officer, had a total annual compensation of $17,030,258 in fiscal 2018, as reflected in the Summary Compensation Table. When annualizing that number for the entire year, his compensation would be $19,779,260 as outlined in the table below.
Our Median Employee
Our estimated median employee's annual total compensation was $22,549. As illustrated in the table below, the estimated median employee of lululemon for fiscal 2018 was an Educator, our name for our store associates, that worked on a part-time hourly basis during the fiscal year. The median employee earned an average hourly rate of approximately $15.81 USD, inclusive of salary and non-equity incentive plan compensation. We are proud of our store compensation programs which are grounded in our pay-for-performance philosophy and believe they are a key component in attracting and retaining the best talent.
2018 Pay Ratio
The estimated ratio of Mr. McDonald's total annualized compensation was approximately 877 times that of our median employee in fiscal 2018. In light of the additional one-time cash and equity compensation that we paid to our CEO in 2018 in order to successfully recruit him to our company, we expect the fiscal 2018 CEO pay ratio to be significantly higher than the CEO pay ratio in future years when we are not providing compensation to recruit a new CEO. If we were to exclude these one-time cash and equity compensation values, our CEO compensation would have been $11,179,418 and the resulting CEO pay ratio would have been 496 to 1.

Name and Principal Position	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation	Total
Calvin McDonald, Chief Executive Officer	$1,274,038	$600,000	$10,999,885	$3,003,247	$3,750,000	$152,090	$19,779,260
Educator, Median Employee	$18,870	$—	$—	$—	$3,679	$—	$22,549
Pay Ratio							877
_________

(1)
Salary is comprised of base salary pay, overtime pay, double-time pay, statutory holiday pay, and vacation pay earned. For Mr. McDonald, whose hire date was August 20, 2018, we have annualized his pay for the full fiscal year.

(2)	This column reflects the grant date fair value of performance-based restricted stock units, restricted stock units, and restricted shares granted.

(3)	This column reflects the grant date fair value of stock options granted.

(4)
Non-Equity Incentive Plan Compensation includes monthly, quarterly, and annual performance-based cash awards. For Mr. McDonald, whose hire date was August 20, 2018, we have annualized for the full fiscal year.

46

Methodology and Key Assumptions
For the purposes of the CEO pay ratio determination, we have used a consistently applied compensation measure to identify the median employee. The below table summarizes our methodology and key assumptions in setting our consistently applied compensation measure.

Item	Company Practice
Date Selection	The last day of the fiscal year, February 3, 2019, was used for the calculation.
Annualized Earnings
Permanent part-time and full-time employees with partial year earnings are annualized to full year earnings for the fiscal year, assuming consistent earnings. Annualized earnings include salary earned, bonus earned, and actual equity granted value. This does not apply to seasonal or temporary employees.

Employee Workforce Definition
Generally, employees who worked any portion of the fiscal year and who are active earners (for example, not on leave) are included. The jurisdictions included in the analysis are Australia, Canada, China, the United Kingdom, and the United States of America.

De-Minimus Rule
Employee groups in certain non-U.S. jurisdictions have been excluded as the aggregate total of these employees amounts less than 5% of our total employee workforce. The jurisdictions excluded are France, Germany, Ireland, Japan, Malaysia, the Netherlands, New Zealand, Singapore, South Korea, Sweden, and Switzerland. The total number of employees excluded from the analysis is approximately 600 based on a total workforce of approximately 16,000.

Exchange Rates
All figures shown are in U.S. dollars. The amounts originally in non-U.S. dollars were converted to U.S. dollars using the average of the average exchange rates for each fiscal month during the fiscal year.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies - including companies in our peer group - may not be comparable to the pay ratio reported above. Other companies may have different employment and compensation practices, different geographic breadth, perform different types of work, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions.

47

DIRECTOR COMPENSATION
General Description of Director Compensation
Each of our non-employee directors receives compensation for serving on our board of directors. Cash compensation for fiscal 2018 was comprised of an annual retainer and fees for each meeting attended, based on the following schedule:

Meeting Attendance
In-person Board Meeting	$1,500
Telephonic Board Meeting	1,000
Committee Meeting	1,000
Retainers
All non-employee directors	70,000
Additional Retainers
Chairman	100,000
Lead Director	50,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
In addition to the amounts shown in the table above, each non-employee director receives equity compensation consisting of an annual grant of a restricted stock award under our 2014 Equity Incentive Plan. These annual awards are generally granted after the conclusion of the annual meeting of stockholders each year if the director is then a member of our board of directors. Non-employee directors who join our board of directors other than in connection with an annual meeting generally receive these awards on a pro-rata basis. For fiscal 2018, directors who served on the board of directors for the full fiscal year received an award of restricted stock having a fair value at the time of grant equal to approximately $125,000, subject to one year vesting.
Executive Chairman Pay
On February 2, 2018, Mr. Murphy was appointed Executive Chairman. From that time until our new Chief Executive Officer was appointed (August 20, 2018), Mr. Murphy received a pro-rated annual base salary of $500,000, in lieu of any cash retainer, committee fees, and annual equity awards to which Mr. Murphy might otherwise be entitled in his role as a member of the board of directors or any committee thereof. Additionally, he received a one-time grant of stock options valued at $500,000 (vesting one-third per year over three years). After August 20, 2018, Mr. Murphy was re-appointed as Non-Executive Chairman, at which point he became eligible to receive a pro-rated cash retainer and committee fees for membership on the board of directors; however, he was not eligible for a restricted stock award for membership on the board of directors. In this way, Mr. Murphy did not receive any duplication in payment for his service in fiscal 2018 (i.e., pro-rated executive base salary, pro-rated director cash fees, one equity grant). Mr. Murphy's total compensation has been included in the Summary Compensation Table with other executive pay.
Fiscal 2019 Director Compensation Structure Changes
For fiscal 2019, in consultation with our independent compensation consultant, the board of directors approved a non-employee director compensation structure with the following changes:

•	removal of per meeting fees for board and committee meeting attendance, to more closely align with current market trends;

•	increase of annual cash retainer to $85,000 and annual equity grant to $130,000, to more closely align with peer group benchmarking provided by WTW; and

•
addition of Audit Committee member retainer of $10,000, Compensation Committee member retainer of $7,500, and Nominating and Governance Committee member retainer of $5,000, to more closely align with peer group benchmarking provided by WTW.

48

Director Stock Ownership Guidelines
The Nominating and Governance Committee has adopted stock ownership guidelines for our directors as follows (no change from fiscal 2018):

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Non-employee director	5 x Annual Cash Retainer Compensation

Our non-employee directors are encouraged to comply with the stock ownership guidelines within five years after their date of appointment or election to the board of directors.
Fiscal 2018 Director Compensation
The following table shows the amount of compensation we paid to each of our non-employee directors for fiscal 2018 for serving on our board of directors (excluding Mr. Murphy, whose compensation is included in the Summary Compensation Table):

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert Bensoussan	91,000	127,561	218,561
Michael Casey	115,000	127,561	242,561
Kathryn Henry	89,000	127,561	216,561
Jon McNeill	84,000	127,561	211,561
Martha A.M. Morfitt	118,000	127,561	245,561
David M. Mussafer(2)	150,000	44,302	194,302
Tricia Patrick(2)	86,000	46,432	132,432
Emily White	90,000	127,561	217,561
_________

(1)
The amounts in this column represent the expense we recognized in fiscal 2018 in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 3, 2019 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards. Note we also recognized an expense of $44,302 for Mr. Murphy's stock awards and $161,958 for his option awards, which are not included in the table above. He was not granted restricted stock awards in fiscal 2018 given his role as Executive Chairman. Mr. Murphy's full fiscal 2018 compensation is included in the Summary Compensation Table.

(2)	Mr. Mussafer and Ms. Patrick declined the annual stock awards for 2018.

49

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Approval of Related Person Transactions
Our board of directors has adopted a written policy for approval of transactions between lululemon and our directors or director nominees, executive officers, stockholders beneficially owning more than 5% of our stock, and each of their respective immediate family members, where the amount involved in the transaction exceeds $120,000 in a single fiscal year and the party to the transaction has or will have a direct or indirect material interest. The policy provides that the Audit Committee reviews each transaction and determines whether or not to approve or ratify the transaction.
In determining whether to approve or ratify transactions subject to the policy, the Audit Committee, considers among other factors it deems appropriate, the related person's interest in the transaction and whether the transaction is on terms no less favorable to lululemon than terms that could have been reached with an unrelated third party.
The Audit Committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:

•
Employment as an executive officer of lululemon, if the related compensation is either required to be reported in our proxy statement under Item 402 of SEC Regulation S-K or is approved (or recommended for approval) by the Compensation Committee;

•	Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of SEC Regulation S-K;

•	Any transaction where the related person's interest arises solely from the ownership of our stock and all holders of our common stock received the same benefit on a pro-rata basis; and

•	Any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
Transactions with Related Persons for Fiscal 2018
Anthem Properties, a company indirectly owned by Dennis J. Wilson, who is a beneficial owner of more than 5% of our total outstanding shares, owns the land and building in which our Victoria, British Columbia store is located. We currently lease the space for our Victoria store from Anthem Properties at a monthly rent of CDN$9,583. The total monthly payments due under the lease from February 4, 2019 (the first day of our 2019 fiscal year) through the end of the current lease term are approximately CDN$392,917.
On June 12, 2018, we repurchased 3,300,000 shares of our common stock from funds affiliated with Advent International Corporation for $121.00 per share in a private transaction. The aggregate purchase price was approximately $400 million. At the time of the transaction, Advent owned more than 10% of our outstanding common stock. David Mussafer, who is a member of our board, is Chairman and a managing partner of Advent, and Tricia Patrick, who is a member of our board, is a managing director of Advent.

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PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth information concerning the "beneficial ownership" of our common stock as of April 2, 2019 by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our directors, (iii) the "named executive officers" listed in the Summary Compensation Table, and (iv) all of our current directors and executive officers as a group. "Beneficial ownership" is a concept that takes into account shares that may be acquired within 60 days of April 2, 2019 (such as by exercising vested stock options) and shares as to which the named person has or shares voting or investment power.

Beneficial Owner(1)	Number of Shares Beneficially Owned (#)(2)	Percent(3)
FMR LLC(4)	18,394,136	14.1%
245 Summer Street
Boston, MA 02210
Dennis J. Wilson(5)	12,210,573	9.4%
21 Water Street, Suite 600
Vancouver, BC V6B 1A1
The Vanguard Group, Inc.(6)	9,549,672	7.3%
100 Vanguard Blvd.
Malvern, PA 19355
Robert Bensoussan	12,647	*
Michael Casey	55,913	*
Kathryn Henry	3,668	*
Jon McNeill	5,355	*
Martha A.M. Morfitt	89,535	*
Glenn Murphy(7)	107,731	*
David M. Mussafer(8)	27,358	*
Tricia Patrick	1,603	*
Emily White	15,622	*
Calvin McDonald(9)	46,185	*
Laurent Potdevin(10)	—	*
Celeste Burgoyne(11)	20,005	*
Michelle Choe(12)	15,611	*
Stuart Haselden(13)	26,660	*
Julie Averill(14)	9,435	*
Patrick J. Guido(15)	3,438	*
Directors and executive officers as a group (16 persons)(16)	440,766	*
_________
* Less than 1%.

(1)	Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.

(2)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(3)
Percentages are calculated on the basis of 130,211,103 shares of our common stock and special voting stock outstanding as of April 2, 2019, except that any additional shares of our common stock that a person has the right to acquire within 60 days of April 2, 2019, were deemed to be outstanding for purposes of calculating that person's beneficial ownership.

(4)	Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2019.

(5)
Based on a Form 4 filed by Mr. Wilson with the SEC on March 28, 2019. Includes 4,825,861 shares held by LIPO Investments (USA), Inc., an entity which Mr. Wilson controls; 7,020,116 shares issuable upon exchange of exchangeable shares of Lulu Canada Holding, Inc., held by Anamered Investments Inc., an entity that Mr. Wilson controls; 268,984 shares issuable upon

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exchange of exchangeable shares of Lulu Canada Holding, Inc., held by Mr. Wilson's wife; 91,760 shares issuable upon exchange of exchangeable shares of Lulu Canada Holding, Inc., held by Five Boys Investments ULC, an entity that Mr. Wilson controls.

(6)	Based on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2019.

(7)	Includes 6,409 shares of our common stock issuable upon exercise of options that have vested or will vest within 60 days.

(8)	Includes 9,156 shares beneficially owned as a limited partner of Advent Partners GPE VII-B Cayman Limited Partnership, which directly owns the shares.

(9)	Includes 43,901 unvested restricted stock units that can be settled in cash or common stock at the election of Mr. McDonald.

(10)	Mr. Potdevin is our former chief executive officer, who resigned on February 2, 2018. We have no information regarding Mr. Potdevin's holdings of our common stock as of April 2, 2019.

(11)	Includes 9,312 shares of our common stock issuable upon exercise of options that have vested or will vest within 60 days, and 8,145 unvested restricted stock units.

(12)	Includes 4,677 shares of our common stock issuable upon exercise of options that have vested or will vest within 60 days, and 8,043 unvested restricted stock units.

(13)	Includes 12,655 shares of our common stock issuable upon exercise of options that have vested or will vest within 60 days, and 8,869 unvested restricted stock units.

(14)	Includes 1,398 shares of our common stock issuable upon exercise of options that have vested or will vest within 60 days, and 6,773 unvested restricted stock units.

(15)	Includes 3,438 unvested restricted stock units.

(16)	Includes 34,451 shares of our common stock issuable upon exercise of options that have vested or will vest within 60 days, and 79,169 unvested restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers using information obtained from them and from lululemon's records. We believe our directors, executive officers and 10% stockholders met all applicable Section 16(a) requirements during fiscal 2018.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2019 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS
Stockholder proposals to be included in our proxy statement for our 2020 annual meeting must be received by the Corporate Secretary of lululemon no later than December 28, 2019. Notices must be delivered to the Corporate Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2020 annual meeting by more than 30 days from June 5, 2020, then the deadline will be the later of the 90th day prior to the 2020 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2020 annual meeting.
Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2020 annual meeting must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give written notice to the Corporate Secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2020 annual meeting, a stockholder's notice of a proposal will be considered timely if received no later than December 28, 2019. Notices must be delivered to the Corporate Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2020 annual meeting by more than 30 days from June 5, 2020, then the deadline will be the later of the 90th day prior to the 2020 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2020 annual meeting.

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ANNUAL REPORT AND FORM 10-K
A copy of our combined annual report to stockholders and Annual Report on Form 10-K for the fiscal year ended February 3, 2019 will be mailed with this proxy statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the notice, this proxy statement and our 2018 Annual report are available at www.proxyvote.com.

By order of the board of directors,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer
April 24, 2019
Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to ensure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

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lululemon

LULULEMON ATHLETICA INC.
1818 CORNWALL AVENUE
VANCOUVER, BC CANADA V6J 1C7
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/lulu2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E75527-P24506 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

lululemon athletica inc.

The Board of Directors recommends you vote FOR all of the following nominees:

1. Class III Nominees

Nominees:	**For**	**Against**	**Abstain**
1a. Kathryn Henry	☐	☐	☐
1b. Jon McNeill	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending February 2, 2020.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

E75528-P24506

lululemon athletica inc.
Annual Meeting of Shareholders
June 5, 2019 8:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Calvin McDonald and Patrick J. Guido, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of lululemon athletica inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM PDT on June 5, 2019, via the Internet at: *www.virtualshareholdermeeting.com/lulu2019*, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side